                                                     Registration No. 333-24065
    As filed with the Securities and Exchange Commission on April 18, 1997

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ________________
                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ________________


    SJG CAPITAL TRUST                         SOUTH JERSEY GAS COMPANY
(Exact name of Registrant as                 (Exact name of Registrant
specified in its Trust Certificate)         as specified in its Charter)

        DELAWARE                                      NEW JERSEY
 (State of Organization)                        (State of Incorporation)

      22-6720144                                   21-0398330
   (I.R.S. Employer                             (I.R.S. Employer
 Identification Number)                       Identification Number)

                    NUMBER ONE SOUTH JERSEY PLAZA, ROUTE 54
                           FOLSOM, NEW JERSEY  08037
                                 (609) 561-9000
                               ________________
  (Address, including zip code, and telephone number, including area code, of
                   Registrants' principal executive offices)
                               ________________
                          GEORGE L. BAULIG, SECRETARY
                            SOUTH JERSEY GAS COMPANY
                    NUMBER ONE SOUTH JERSEY PLAZA, ROUTE 54
                           FOLSOM, NEW JERSEY  08037
                                 (609) 561-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ________________
                                   Copies to:

       GEORGE W. PATRICK, ESQUIRE               WILLIAM P. ROGERS, JR., ESQUIRE
         DECHERT PRICE & RHOADS                    CRAVATH, SWAINE & MOORE
        4000 BELL ATLANTIC TOWER                     825 EIGHTH AVENUE
            1717 ARCH STREET                    NEW YORK, NEW YORK 10019-7475
 PHILADELPHIA, PENNSYLVANIA  19103-2793                (212) 474-1122
             (215) 994-2631
                               ________________
      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC:
  After this Registration Statement becomes effective, as determined by market conditions and other factors.
                               ________________
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering: [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box: [X]
                               ________________


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED      , 1997

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED       , 1997

                         1,400,000 PREFERRED SECURITIES

                               SJG CAPITAL TRUST

     % PREFERRED SECURITIES (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY) GUARANTEED TO THE EXTENT SJG CAPITAL TRUST HAS AVAILABLE FUNDS AS SET FORTH
                                   HEREIN BY

                            SOUTH JERSEY GAS COMPANY

                                  -----------

  The % Preferred Securities (the "Preferred Securities") offered hereby represent undivided beneficial interests in the assets of SJG Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer"). South Jersey Gas Company ("SJG") is the owner of the beneficial interests represented by the common securities of the Issuer (the "Common Securities"). SJG is a wholly owned subsidiary of South Jersey Industries, Inc. ("SJI"). The Bank of New York is the Property Trustee of the Issuer (the "Property Trustee"). The Issuer exists for the sole purpose of issuing beneficial interests in the assets of the Issuer and investing the proceeds thereof in Deferrable Interest Subordinated Debentures to be issued by SJG (the "Debentures"). The Preferred Securities have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on redemption or liquidation. See "Description of the Preferred Securities--Subordination of Common Securities" in the accompanying Prospectus.
   (continued on next page)

  SEE "RISK FACTORS" COMMENCING ON PAGE S-4 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD DURING WHICH AND CIRCUMSTANCES UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED FEDERAL INCOME TAX CONSEQUENCES.

  The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading of the Preferred Securities is expected to commence within a 30-day period after the initial delivery thereof.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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--------------------------------------------------------------------------------

                                Initial Public    Underwriting    Proceeds to
                               Offering Price(1) Commissions(2) the Issuer(3)(4)
--------------------------------------------------------------------------------
Per Preferred Security........      $25.00             (3)           $25.00
--------------------------------------------------------------------------------
Total.........................    $35,000,000          (3)        $35,000,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus accumulated Distributions, if any, from the date of original issuance.
(2) SJG and the Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Debentures under the Underwriting Agreement, SJG will pay to the Underwriters an underwriting commission of
    $   per Preferred Security (or $   in the aggregate), except that such
    commission will be $   per Preferred Security sold to certain institutions.
    See "Underwriting."
(4) Expenses of the offering, which are payable by SJG, are estimated to be
    $   .

  The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made in book-entry-only form through the facilities of The Depository Trust Company ("DTC") in New
York, New York on or about       , 1997 against payment therefor in immediately
available funds.
                                  -----------

  PAINEWEBBER INCORPORATED
                                  PRUDENTIAL SECURITIES INCORPORATED

                                  -----------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS       , 1997.

  (continued from previous page)

  Holders of the Preferred Securities are entitled to receive cumulative cash distributions ("Distributions") at an annual rate of % of the liquidation amount of $25 per Preferred Security, accumulating from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1997. So long as no Debenture Event of Default has occurred and is continuing, SJG has the right to defer payments of interest on the Debentures by extending the interest payment period in respect thereof for up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the maturity or any redemption date of the Debentures. See "Certain Terms of the Preferred Securities--Distributions" herein and "Description of the Debentures--Option to Extend Interest Payment Period" in the accompanying Prospectus. If and for so long as interest payments are deferred, Distributions on the Preferred Securities will also be deferred. During an Extension Period, Distributions will continue to accumulate and owners of Preferred Securities will be required to accrue interest income for Federal income tax purposes. See "United States Taxation-- Potential Extension of Interest Payment Period and Original Issue Discount."

  SJG has, through the Guarantee, the Trust Agreement, the Indenture and the Debentures, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. Under the Guarantee Agreement, SJG agrees to make payments of Distributions and payments on redemption or liquidation with respect to the Preferred Securities, but only to the extent that the Issuer holds funds available therefor and has not made such payments. See "Description of the Guarantee" in the accompanying Prospectus. If SJG fails to make a payment on the Debentures, the Issuer will not have sufficient funds to make the related payment, including Distributions, on the Preferred Securities. The Guarantee does not cover any such payment when the Issuer does not have sufficient funds available therefor. In such event, the Property Trustee or holders of the Preferred Securities may enforce the rights of the Issuer under the Debentures. See "Description of the Guarantee--Guarantee Events of Default" in the accompanying Prospectus.

  The obligations of SJG under the Guarantee are subordinate and junior in right of payment to all general liabilities of SJG, and the obligations of SJG under the Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of SJG (as defined in the accompanying Prospectus). At February 28, 1997, the Senior Indebtedness of SJG aggregated approximately $251.5 million.

  The Preferred Securities are subject to mandatory redemption upon payment of the Debentures at maturity on April 30, 2037, or upon earlier redemption. See "Certain Terms of the Preferred Securities--Redemption." SJG has the option at any time on or after April 30, 2002, to redeem, in whole or in part, the Debentures. In addition, the Debentures are subject to redemption, in whole but not in part, at the option of SJG upon the occurrence of certain special events described under "Certain Terms of the Preferred Securities--Special Event Redemption."

  SJG has the right, at any time, subject to certain conditions, to terminate the Issuer and cause the Debentures to be distributed to the holders of the Preferred Securities and the Common Securities. See "Certain Terms of the Preferred Securities--Distribution of Debentures." If the Debentures are so distributed, SJG will use its best efforts to list them on the New York Stock Exchange, Inc. (the "New York Stock Exchange").

  In the event of the termination and liquidation of the Issuer, holders of Preferred Securities will be entitled to receive a liquidation amount of $25 per Preferred Security plus accumulated and unpaid Distributions to the date of payment, unless, in connection therewith, the Debentures are distributed to the holders of the Preferred Securities and the Common Securities. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination" in the accompanying Prospectus.

  The Preferred Securities are represented by global securities registered in the name of DTC or its nominee. Beneficial interests in the Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in the accompanying Prospectus, Preferred Securities in certificated form will not be issued in exchange for the global securities. See "Description of the Preferred Securities--Book-Entry-Only Issuance--The Depository Trust Company" in the accompanying Prospectus.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH PREFERRED SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

  The following information supplements, and should be read in conjunction with, the information contained in the accompanying Prospectus. Each of the capitalized terms used in this Prospectus Supplement and not defined herein has the meaning set forth in the accompanying Prospectus.

                                 RISK FACTORS

  Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE DEBENTURES

  The obligations of South Jersey Gas Company ("SJG") under the Guarantee issued by SJG (the "Guarantee") for the benefit of the holders of the % Preferred Securities (the "Preferred Securities") issued by SJG Capital Trust (the "Issuer") are unsecured and rank subordinate and junior in right of payment to all general liabilities of SJG. The obligations of SJG under its % Deferrable Interest Subordinated Debentures (the "Debentures") issued pursuant
to the Indenture dated as of       , 1997 (as amended and supplemented from
time to time, the "Indenture") between SJG and The Bank of New York, as trustee (the "Debenture Trustee"), are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of SJG. At February 28, 1997 the Senior Indebtedness of SJG aggregated approximately $251.5 million. No terms of the Preferred Securities, the Debentures or the Guarantee limit SJG'S ability to incur additional indebtedness, including indebtedness that ranks senior to the Debentures and the Guarantee. See "Description of the Guarantee--Status of the Guarantee" and "Description of the Debentures-- Subordination" in the accompanying Prospectus.

  The ability of the Issuer to pay cash distributions ("Distributions") on the Preferred Securities and the redemption price or liquidation amount of the Preferred Securities is solely dependent upon SJG making the related payments on the Debentures when due.

OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

  So long as no event of default with respect to the Debentures (a "Debenture Event of Default") under the Indenture has occurred and is continuing, SJG has the right at any time and from time to time to defer payments of interest on the Debentures by extending the interest payment period on the Debentures for up to 20 consecutive quarters (each, an "Extension Period"), but not beyond the maturity or any redemption date of the Debentures. As a consequence, Distributions on the Preferred Securities would be deferred by the Issuer during any Extension Period (but the amount of Distributions to which holders of the Preferred Securities would be entitled would continue to accumulate at the rate of % per annum, compounded quarterly). During any Extension Period, SJG may not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of SJG's capital stock. Prior to the termination of any Extension Period, SJG may shorten or further extend the interest payment period on the Debentures; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or any redemption date of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, SJG may elect to begin a new Extension Period, subject to the above requirements.

  See "Certain Terms of the Preferred Securities--Distributions" herein and "Description of the Debentures--Option to Extend Interest Payment Period" in the accompanying Prospectus.

  Should an Extension Period occur, an owner of Preferred Securities (which represent undivided beneficial interests in the Debentures) will continue to accrue interest income for Federal income tax purposes in respect of its pro rata share of the Debentures held by the Issuer. As a result, an owner of Preferred Securities will include such interest in gross income for Federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Issuer if such owner disposes of the Preferred Securities prior to the record date for the payment of Distributions following such Extension Period. See "United States Taxation--Potential Extension of Interest Payment Period and Original Issue Discount."

  SJG has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures. However, should SJG exercise such right in the future, the market price of the Preferred Securities is likely to be affected. An owner who disposes of Preferred Securities during an Extension Period might not receive the same return on investment as an owner who continues to hold Preferred Securities. In addition, as a result of the mere existence of SJG's right to defer interest payments on the Debentures, the market price of the Preferred Securities may be more volatile than other securities on which original issue discount accrues that are not subject to such deferrals.

TRADING CHARACTERISTICS OF THE PREFERRED SECURITIES; TAX CONSEQUENCES

  The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the Debentures. An owner of Preferred Securities who disposes of Preferred Securities prior to the record date for the payment of Distributions will nevertheless be required to include accrued but unpaid interest on the Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis of the Preferred Securities so disposed. Such owner will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis (which will include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for Federal income tax purposes. See "United States Taxation."

SPECIAL EVENT REDEMPTION AND PROPOSED FEDERAL INCOME TAX LAW CHANGES

  Upon the occurrence and continuation of a Tax Event or an Investment Company Event (each as defined in "Certain Terms of the Preferred Securities--Special Event Redemption"), SJG has the right to redeem the Debentures, in whole but not in part, and therefore cause a mandatory redemption of the Preferred Securities and common securities of the Issuer (the "Common Securities" together with the Preferred Securities, the "Trust Securities"), at a redemption price equal to the liquidation amount plus accumulated and unpaid Distributions following the occurrence of such Tax Event or Investment Company Event.

  On February 6, 1997, President Clinton proposed certain tax law changes (the "Proposed Legislation") that would, among other things, generally deny interest deductions to corporate issuers if the debt instrument has a term exceeding 15 years and is not reflected as indebtedness on such issuer's consolidated balance sheet. Because the term of the Debentures exceeds 15 years, this proposal, were it to become effective, would prevent SJG from deducting interest on the Debentures. The Proposed Legislation is proposed to be effective for instruments issued on or after the date of "first committee action," which has not yet taken place and may not take place before the Debentures are issued. In the opinion of counsel to SJG and the Issuer, under current law, interest on the Debentures is deductible. There can be no assurance, however, that the effective date contained in the Proposed Legislation will not be changed if such legislation were enacted, or that subsequent proposals or final legislation will not affect the ability of SJG to deduct interest on the Debentures which, in turn, could give rise to a Tax Event and, accordingly, SJG's optional right to redeem the Debentures, as described under "Certain Terms of the Preferred Securities--Special Event Redemption."

DISTRIBUTION OF DEBENTURES; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

  At any time, SJG may, in its sole discretion, terminate the Issuer and cause the Debentures to be distributed to the holders of the Trust Securities, provided that SJG shall have delivered to the Issuer Trustees (as defined herein) a written opinion of nationally recognized independent counsel that any such distribution will not be a taxable event to the owners of the Trust Securities. Although SJG has agreed to use its best efforts to list the Debentures so distributed on the New York Stock Exchange, there can be no assurance that the Debentures will be approved for listing on the New York Stock Exchange or that a trading market will exist for the Debentures.

  There can be no assurance as to the market prices for the Debentures that may be distributed in exchange for the Preferred Securities if a termination of the Issuer were to occur. Accordingly, the Debentures that a holder of Preferred Securities may receive upon such a distribution, or the Preferred Securities held pending such a distribution, may trade at a discount to the price that the investor paid to purchase such Preferred Securities. Because holders of Preferred Securities may receive Debentures at SJG's sole discretion, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Debentures and should carefully review all the information regarding the Debentures contained herein. See "Certain Terms of the Preferred Securities-- Distribution of Debentures" herein and "Description of the Debentures" in the accompanying Prospectus.

RIGHTS UNDER THE GUARANTEE

  The Guarantee has been qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Bank of New York is the indenture trustee under the Guarantee (the "Guarantee Trustee") for the purposes of compliance with the Trust Indenture Act and holds the Guarantee for the benefit of the holders of the Preferred Securities. Under the Guarantee, SJG agrees to make the following payments to the holders of the Preferred Securities, to the extent not paid by the Issuer (i) any accumulated and unpaid Distributions on the Preferred Securities to the extent that the Issuer has funds available therefor, (ii) the redemption price of any Preferred Securities called for redemption to the extent that the Issuer has funds available therefor, and (iii) upon a voluntary or involuntary termination, winding-up or liquidation of the Issuer, unless the Debentures are distributed to holders of the Preferred Securities, the lesser of (a) the liquidation amount of $25 per Preferred Security plus accumulated and unpaid Distributions to the date of payment, and (b) the amount of assets of the Issuer available for distribution to holders of Preferred Securities upon such termination and liquidation of the Issuer. See "Description of the Guarantee-- General" in the accompanying Prospectus. The holders of at least a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee and to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against SJG to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If SJG defaults on its obligation to pay amounts payable on the Debentures, the Issuer will not have sufficient funds for the payment of Distributions, amounts payable on redemption of the Preferred Securities or amounts payable upon liquidation of the Issuer and, accordingly, holders of the Preferred Securities will not be able to rely upon the Guarantee for payment of such amounts. Instead, the Property Trustee or holders of the Preferred Securities may enforce the rights of the Issuer under the Debentures against SJG pursuant to the terms of the Debentures. The Amended and Restated Trust Agreement of the Issuer (the "Trust Agreement") provides that each holder of Preferred Securities, by acceptance thereof, agrees to the provisions of the Trust Agreement, the Guarantee and the Indenture.

LIMITED VOTING RIGHTS

  Holders of Preferred Securities have limited voting rights under the Trust Agreement. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Issuer Trustees, which voting rights are vested exclusively in SJG as the holder of the Common Securities, except that upon the occurrence of an event of default under the Trust Agreement, the holders of at least a majority in aggregate liquidation amount of the Preferred Securities may replace The Bank of New York as the Property Trustee for the Issuer (the "Property Trustee") and The Bank of New York (Delaware) as the Delaware Trustee for the Issuer (the "Delaware Trustee"). See "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement" and "-- Removal of Issuer Trustees" in the accompanying Prospectus.

                               SJG CAPITAL TRUST

  The Issuer is a statutory business trust created under the laws of the State of Delaware pursuant to the Trust Agreement. The exclusive business of the Issuer is to issue and sell the Trust Securities representing undivided beneficial interests in the assets of the Issuer and to use the proceeds therefrom to purchase the Debentures, to maintain the status of the Issuer as a grantor trust for Federal income tax purposes and to engage in only those activities that are necessary, convenient or incidental to the foregoing. Accordingly, the Debentures will be the sole assets of the Issuer and payments on the Debentures will be the sole revenues of the Issuer. Pursuant to the

Trust Agreement, SJG will be obligated to pay all expenses and liabilities of the Issuer except the Issuer's obligations under the Preferred Securities. The Issuer has a term of 41 years, but may be terminated earlier as provided in the Trust Agreement. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination" in the accompanying Prospectus.

  The business and affairs of the Issuer are conducted by three trustees: (i) The Bank of New York, as Property Trustee; (ii) The Bank of New York (Delaware), as Delaware Trustee; and (iii) one individual who is an employee and officer of or affiliated with SJG, as Administrative Trustee (the "Administrative Trustee"). The Property Trustee, the Delaware Trustee and the Administrative Trustee are collectively referred to herein as the "Issuer Trustees." The Trust Agreement is qualified as an indenture under the Trust Indenture Act and the Property Trustee is the indenture trustee thereunder for the purposes of compliance with the Trust Indenture Act.

  Concurrently with the issuance of the Preferred Securities, SJG will acquire Common Securities of the Issuer with a liquidation amount equal to 3% of the aggregate liquidation amount of all of the Trust Securities of the Issuer. The Common Securities rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and continuance of a Debenture Event of Default, the rights of SJG, as holder of the Common Securities, to payment of Distributions and payments upon redemption and liquidation will be subordinated to the rights of the holders of the Preferred Securities.

  The principal place of business of the Issuer is Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037, and its telephone number is (609) 561-9000.

                           SOUTH JERSEY GAS COMPANY

GENERAL

  SJG is a regulated New Jersey public utility and is the principal subsidiary of SJI. SJG is a gas distribution utility that supplies natural gas to residential, commercial and industrial customers in the southern part of New Jersey. SJG also makes off-system sales of natural gas on a wholesale basis to various customers on the interstate pipeline system and transports natural gas purchased directly from producers or suppliers by some of its customers.

  At December 31, 1996, the Company served 253,874 residential, commercial and industrial customers throughout 112 municipalities in Atlantic, Cape May, Cumberland, and Salem counties and portions of Burlington, Camden and Gloucester Counties. The Company's service territory covers approximately 2,500 square miles and has an estimated permanent population of 1.1 million. Gas sales and transportation for 1996 amounted to 66,814,000 Mcf (thousand cubic feet), of which 51,203,000 Mcf was firm sales and transportation, 7,040,000 Mcf was interruptible sales and transportation and 8,571,000 Mcf was off system sales. The breakdown of firm sales includes 42.4% residential, 19.8% commercial, 10.1% cogeneration and electric generation, 2.4% industrial and other and 25.3% transportation. SJG is regulated as to rates and other matters by the New Jersey Board of Public Utilities.

RATIO OF EARNINGS TO FIXED CHARGES

SJG's ratio of earnings to fixed charges for each of the periods indicated is as follows:

                             YEARS ENDED DECEMBER 31,
       -------------------------------------------------------------------------------------------------------
       1992              1993                       1994                       1995                       1996
       ----              ----                       ----                       ----                       ----
       2.6               2.7                        2.2                        2.3                        2.5

  The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of net income, to which has been added fixed charges and taxes based on income of SJG, excluding the cumulative effect of an accounting change. Fixed charges consist of interest charges and an interest factor in rentals.

RATIO OF EARNINGS TO FIXED CHARGES PLUS PREFERRED SECURITIES DIVIDEND
REQUIREMENTS

SJG's ratio of earnings to fixed charges plus preferred securities dividend requirements for each of the periods indicated is as follows:

                             YEARS ENDED DECEMBER 31,
       -------------------------------------------------------------------------------------------------------
       1992              1993                       1994                       1995                       1996
       ----              ----                       ----                       ----                       ----
       2.6               2.6                        2.1                        2.3                        2.5

  The ratio of earnings to fixed charges plus preferred securities dividend requirements represents, on a pre-tax basis, the number of times earnings cover fixed charges plus preferred securities dividend requirements. Earnings consist of net income, to which has been added fixed charges and taxes based on income of SJG, excluding the cumulative effect of an accounting change. Fixed charges consist of interest charges and an interest factor in rentals. Preferred securities dividend requirements represent the pre-tax earnings necessary to pay dividends on outstanding preferred securities, computed at the effective tax rates for the applicable periods.

                                USE OF PROCEEDS

  The net proceeds to be received by the Issuer from the sale of the Preferred Securities offered hereby and the Common Securities will be used by the Issuer to purchase Debentures from SJG. The net proceeds from the sale of the Debentures will be used by SJG to retire short-term debt and for general corporate purposes. At December 31, 1996, SJG had $108.3 million of short-term debt outstanding with a weighted-average interest cost of 5.854%.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization of SJG and the Trust as of February 28, 1997 and as adjusted to give effect to the consummation of the offering of the Preferred Securities and the use of proceeds therefrom. The following data should be read in conjunction with the consolidated financial statements and notes thereto of SJG, incorporated herein by reference.

                                                             AS OF FEBRUARY 28,
                                                                    1997
                                                            --------------------
                                                                         AS
                                                             ACTUAL  ADJUSTED(1)
                                                            -------- -----------
                                                                     (UNAUDITED)
                                                               (IN THOUSANDS)
Common Equity
 Common Stock.............................................. $  5,848  $  5,848
 Other Paid In Capital(2)..................................   77,194    77,194
 Retained Earnings.........................................   58,514    58,514
                                                            --------  --------
  Total Common Equity......................................  141,556   141,556
Preferred Stock Without Mandatory Redemption...............    2,314     2,314
 % Preferred Trust Securities(3)...........................      --     35,000
Long-Term Debt, Net of Current Maturities..................  149,736   184,736
                                                            --------  --------
  Total Capitalization..................................... $293,606  $363,606
                                                            ========  ========

--------
(1) Includes $35,000 principal amount of First Mortgage Bonds 7.70% Series due April 1, 2027 issued by SJG on March 21, 1997.
(2) Does not include a cash capital contribution of $25,623 to be made to SJG by SJI on March 26, 1997, as authorized by SJI's Board of Directors.

(3) The sole asset of the Issuer is the % Debentures in an aggregate principal amount of $36,082 with a stated maturity date of April 30, 2037. The financial statements of the Issuer will be consolidated with SJG's financial statements pursuant to Staff Accounting Bulletin No. 53 ("SAB 53"), with the Preferred Securities issued by the Issuer shown on SJG's consolidated financial statements as company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely the Debentures.

                   CERTAIN TERMS OF THE PREFERRED SECURITIES

  The following summary of certain terms and provisions of the Preferred Securities supplements the description of the terms and provisions of the Preferred Securities set forth in the accompanying Prospectus under the heading "Description of the Preferred Securities," to which description reference is hereby made.

DISTRIBUTIONS

  The Preferred Securities represent undivided beneficial interests in the assets of the Issuer, the sole assets of which will be the Debentures. Distributions on the Preferred Securities are cumulative and will accumulate from the date of original issuance at the annual rate of % of the liquidation amount of $25 per Preferred Security. Distributions will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1997. Distributions in arrears after the quarterly payment date therefor will accumulate additional Distributions (to the extent permitted by law) compounded quarterly at the annual rate of % thereof. The term "Distributions," as used herein, shall include any such additional Distributions. The amount of Distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full month, shall be computed on the basis of the actual number of days elapsed in such period based on 30-day months.

  So long as no Debenture Event of Default has occurred and is continuing, SJG in its sole discretion has the right at any time and from time to time to defer the payment of interest by extending the interest payment period on the Debentures for up to 20 consecutive quarters, provided that any such Extension Period shall not extend beyond the maturity or any redemption date of the Debentures. As a consequence, quarterly Distributions on the Preferred Securities would be deferred by the Issuer during any Extension Period, but the amount of Distributions to which holders of the Preferred Securities would be entitled would continue to accumulate at the rate set forth above, compounded quarterly. During any Extension Period, SJG may not declare or pay any dividend on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of SJG's capital stock. Within five business days after receipt by the Property Trustee of notice of an Extension Period, the Property Trustee shall give notice thereof to the holders of Trust Securities by first class mail, postage prepaid. Prior to the termination of any Extension Period, SJG may shorten or further extend the interest payment period on the Debentures, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity or any redemption date of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, SJG may elect to begin a new Extension Period, subject to the above requirements. See "United States Taxation--Potential Extension of Interest Payment Period and Original Issue Discount" herein and "Description of the Debentures--Option to Extend Interest Payment Period" in the accompanying Prospectus. SJG has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures.

  The Preferred Securities are issued in the form of one or more global securities and DTC or any successor depositary will act as depositary for the Preferred Securities. See "Description of the Preferred Securities--Book-Entry-Only Issuance--The Depository Trust Company" in the accompanying Prospectus. Payments on the Preferred Securities represented by a global security will be made in immediately available funds to DTC, as the depositary for the Preferred Securities. In the event that the Preferred Securities are issued in certificated form, the payment of Distributions and payments on redemption or liquidation will be payable, the transfer of the Preferred Securities will be registerable and Preferred Securities will be exchangeable at the corporate office of the Property Trustee in New York, New York, or at the offices of any other paying agent or transfer agent appointed by the Administrative Trustee; provided, however, that the payment of Distributions may be made at the option of the Property Trustee by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Preferred Securities are issued in certificated form, the record dates for the payment of Distributions will be the 15th day of the last month of each quarter, whether or not a Business Day.

REDEMPTION

  Upon the payment of the Debentures at maturity or upon redemption as provided in the Indenture, the proceeds from such payment will be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the aggregate liquidation amount plus accumulated and unpaid Distributions to the date of redemption (the "Redemption Price"). See "Certain Terms of the Debentures--Redemption."

  "Like Amount" means (i) with respect to a redemption of the Trust Securities, Trust Securities having an aggregate liquidation amount equal to the principal amount of Debentures to be repaid in accordance with the Indenture and (ii) with respect to a distribution of Debentures to holders of Trust Securities in connection with a termination and liquidation of the Issuer, Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Securities in exchange for which such Debentures are distributed.

SPECIAL EVENT REDEMPTION

  If a Tax Event or an Investment Company Event (each, a "Special Event") has occurred and is continuing, SJG has the right to redeem the Debentures, in whole but not in part, and therefore cause a mandatory redemption of the Trust Securities, in whole but not in part, at the Redemption Price within 90 days following the occurrence of such Special Event.

  "Tax Event" means that SJG shall have received a written opinion of nationally recognized independent tax counsel (which must be acceptable to the Property Trustee) experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement, administrative action, or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement, action or decision is announced or taken on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date thereof, subject to Federal income tax with respect to interest on the Debentures, (ii) interest payable by SJG on the Debentures is not, or will not be within 90 days of the date thereof, deductible by SJG for Federal income tax purposes or (iii) the Issuer is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

  "Investment Company Event" means the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law") to the effect that the Issuer is or will be considered an "Investment Company" that is required to be registered under the Investment Company Act of 1940, as amended, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

DISTRIBUTION OF DEBENTURES

  At any time, SJG may, in its sole discretion, terminate the Issuer and cause a Like Amount of Debentures to be distributed to the holders of the Trust Securities in liquidation of the Issuer upon 30 days' prior notice to the holders of the Trust Securities, provided that SJG shall have delivered to the Issuer Trustees a written opinion of nationally recognized independent counsel that any such distribution will not be a taxable event to the owners of the Trust Securities for Federal income tax purposes. In addition, the Debentures may be distributed to holders of Trust Securities in certain other circumstances as described under "Certain Terms of the Preferred Securities-- Liquidation Distribution Upon Termination" in the accompanying Prospectus.

LIQUIDATION AMOUNT

  The amount payable on the Preferred Securities in the event of the termination and liquidation of the Issuer is $25 per Preferred Security plus accumulated and unpaid Distributions to the date of payment, unless, in connection therewith, the Debentures are distributed to the holders of the Trust Securities.

                        CERTAIN TERMS OF THE DEBENTURES

  The following summary of certain terms and provisions of the Debentures supplements the description of the terms and provisions of the Debentures set forth in the accompanying Prospectus under the heading "Description of the Debentures," to which description reference is hereby made.

  The Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of SJG.

INTEREST RATE; MATURITY

  Concurrently with the issuance of the Preferred Securities, the Issuer is investing the proceeds thereof, together with the consideration paid by SJG for the Common Securities, in the Debentures. The Debentures will be issued under the Indenture. The Debentures will mature on April 30, 2037. The Debentures will bear interest at the annual rate of % of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing June 30, 1997. Interest which is accrued and unpaid after the quarterly payment date therefor will bear additional interest on the amount thereof (to the extent permitted by law) at the annual rate of % thereof, compounded quarterly. The term "interest," as used herein, shall include quarterly interest payments and interest on quarterly interest payments in arrears, as applicable. The interest payment provisions for the Debentures correspond to the Distribution provisions of the Preferred Securities.

REDEMPTION

  The Debentures are redeemable prior to maturity at the option of SJG at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date (i) at any time on or after April 30, 2002, in whole or in part, or (ii) if a Special Event has occurred and is continuing, in whole but not in part.

DISTRIBUTION OF DEBENTURES

  If Debentures are distributed to the holders of the Trust Securities upon the termination and liquidation of the Issuer, the Debentures will be issued in denominations of $25 and integral multiples thereof. It is anticipated that the Debentures would be distributed in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, would act as depositary for the Debentures. The depositary arrangements for the Debentures would be substantially similar to those in effect for the Preferred Securities. Neither SJG, the Debenture Trustee, any paying agent nor any other agent of SJG or the Debenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security for such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the Preferred Securities--Book-Entry-Only Issuance--The Depository Trust Company" in the accompanying Prospectus.

  Payments on the Debentures represented by a global security will be made in immediately available funds to DTC, as the depositary for the Debentures. In the event that the Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Debentures will be registrable and the Debentures will be exchangeable for Debentures of other authorized denominations of a like aggregate principal amount, at the corporate office of the Debenture Trustee in New York, New York, or at the offices of any other paying agent or transfer agent appointed by SJG; provided, however, that payment of interest may be made at the option of SJG by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the Debentures are issued in certificated form, the record dates for payment of interest will be the 15th day of the last month of each quarter, whether or not a Business Day.

  If the Debentures are distributed to the holders of the Trust Securities upon the termination and liquidation of the Issuer, SJG will use its best efforts to list the Debentures on the New York Stock Exchange.

                            UNITED STATES TAXATION

GENERAL

  This section is a summary of certain Federal income tax considerations that may be relevant to prospective purchasers of Preferred Securities and is the opinion of Dechert Price & Rhoads, counsel to SJG and the Issuer, insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis). Subsequent changes may cause tax consequences to vary substantially from the consequences described below. This summary does not describe all the possible Federal tax consequences of the purchase, ownership, or disposition of the Preferred Securities and is not intended to reflect the particular tax position of any holder. The parties do not intend to seek a ruling from the Internal Revenue Service on any of the issues described below. Moreover, there can be no assurance that the Internal Revenue Service will not take contrary positions. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets and does not deal with special classes of holders, such as banks, dealers in securities or currencies, insurance companies, persons holding Preferred Securities as a hedge against or which are hedged against currency risks or as a part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of Preferred Securities and one or more other investments, or persons whose functional currency is not the United States dollar.

  POTENTIAL INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE OF PREFERRED SECURITIES PURSUANT TO THE OFFERING MADE HEREBY AND OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER LAWS.

  In the opinion of Dechert Price & Rhoads, the Debentures will be treated as indebtedness for Federal income tax purposes. However, holders of Preferred Securities should note that the Internal Revenue Service (the "IRS") may attempt to treat the Debentures as equity rather than indebtedness for tax purposes, as described below. If the IRS were successful in such attempt, the Debentures would be subject to redemption at the option of SJG as described under "Certain Terms of the Debentures--Redemption" and "Certain Terms of the Preferred Securities--Special Event Redemption."

  On February 6, 1997, President Clinton proposed certain tax law changes that would, among other things, generally deny interest deductions to corporate issuers if the debt instrument has a term exceeding 15 years and is not reflected as indebtedness on such issuer's consolidated balance sheet. Because the term of the Debentures exceeds 15 years, this proposal, were it to become effective, would prevent SJG from deducting interest on the Debentures. The Proposed Legislation is proposed to be effective for instruments issued on or after the date of "first committee action," which has not yet taken place and may not take place before the Debentures are issued. As a result, it is expected that the Proposed Legislation will not apply to the Debentures. In the opinion of Dechert Price & Rhoads, under current law, interest on the Debentures is deductible. There can be no assurance, however, that the effective date contained in the Proposed Legislation will not be changed if such legislation is enacted, or that subsequent proposals or final legislation will not affect the ability of SJG to deduct interest on the Debentures which, in turn, could give rise to a Tax Event and, accordingly, SJG's optional right to redeem the Debentures, as described under "Certain Terms of the Preferred Securities--Special Event Redemption."

INCOME FROM PREFERRED SECURITIES

  In connection with the issuance of the Debentures, in the opinion of Dechert Price & Rhoads, under current law and assuming full compliance with the terms of the Trust Agreement, the Issuer will be classified as a grantor trust and not as an association taxable as a corporation or partnership for Federal income tax purposes.

  As a consequence, each owner of Preferred Securities will be considered the owner of a pro rata portion of the Debentures held by the Issuer. As a further consequence, each owner of Preferred Securities will be required to include in gross income his or her pro rata share of the income accrued on the Debentures held by the Issuer. Such income should not exceed Distributions received by the owners of Preferred Securities on the Preferred Securities except in limited circumstances described under "--Potential Extension of Interest Payment Period and Original Issue Discount." No portion of such income will be eligible for the dividends-received deduction. By their acceptance of a Trust Security, each holder will agree to treat and to take no action inconsistent with the treatment of the Trust Securities (or beneficial interest therein) as interests in a grantor trust for purposes of Federal, state and local income and franchise taxes.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

  Under the Indenture, under certain circumstances, SJG has the right at any time and from time to time to extend the interest payment period on the Debentures for up to 20 consecutive quarters but not beyond the maturity or any redemption date of the Debentures. SJG's right to defer payments of interest by extending the interest payment period will cause the Debentures to be treated as issued with "original issue discount" for Federal income tax purposes. Accordingly, an owner of Preferred Securities will accrue interest income (i.e., original issue discount) under a constant yield basis over the term of the Debentures (including any Extension Period), regardless of the receipt of cash with respect to the period to which such income is attributable.

  As a result, owners of Preferred Securities during an Extension Period will include interest in gross income in advance of the receipt of cash, and any owners of Preferred Securities who dispose of Preferred Securities prior to the record date for the payment of Distributions following such Extension Period will include interest in gross income, but will not receive any cash related thereto.

  Because the original issue discount rules apply, actual distributions of stated interest will not be separately reported as income. The tax basis of a Preferred Security will be increased by the amount of any original issue discount that is included in income without a receipt of cash and will be decreased when and if such cash is subsequently received by the owner of the Preferred Security.

DISPOSITION OF THE PREFERRED SECURITIES

  Gain or loss will be recognized on a sale, exchange, or other taxable disposition, including a redemption for cash, of Preferred Securities (which represent undivided beneficial interests in the Debentures) (but excluding the distribution of the Debentures) in an amount equal to the difference between the amount realized and the tax basis of an owner of Preferred Securities in his or her pro rata share of the Debentures. An owner's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by interest income (i.e., original issue discount) previously includable in such owner's gross income to the date of disposition and decreased by payments received on the Preferred Securities. Gain or loss recognized by an owner of Preferred Securities on the sale or exchange of Preferred Securities held for more than one year generally will be taxable as long-term capital gain or loss.

UNITED STATES ALIEN HOLDERS

  For purposes of this discussion, a "United States Alien Holder" is any holder or beneficial owner who or which is (i) a nonresident alien individual or (ii) a foreign corporation, partnership, estate or trust, in either case not subject to Federal income tax on a net income basis in respect of a Preferred Security.

Under present Federal income tax law, subject to the discussion below with respect to backup withholding:

    (i) payments by the Issuer or any of its paying agents to any United States Alien Holder will not be subject to Federal withholding tax, provided that (a) the owner of the Preferred Security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of SJG, (b) the owner of the Preferred Securities is not a controlled foreign-corporation that is related to SJG through stock ownership, and (c) either (1) the owner of the Preferred Securities certifies to the Issuer or its agent, under penalties of perjury, that it is a United States Alien Holder and, provides its name and address or (2) the holder of the Preferred Securities is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution"), and such holder certifies to the Issuer or its agent, under penalties of perjury, that such statement has been received from the owner by it or by a financial institution between it and the owner and furnishes the payor with a copy thereof; and

    (ii) a United States Alien Holder of a Preferred Security will not be subject to Federal income or withholding tax on any gain realized on the sale or exchange of a Preferred Security unless such person is present in the United States for 183 days or more in the taxable year of sale and such person has a "tax home" in the United States or certain other requirements are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  In general, information reporting requirements will apply to payments to noncorporate United States holders of the proceeds of the sale of the Preferred Securities within the United States and "backup withholding" at a rate of 31% will apply to such payments if the seller fails to provide a correct taxpayer identification number. Any withheld amounts will generally be allowed as a credit against the owner's Federal income tax, provided the required information is timely filed with the Internal Revenue Service. Information reporting requirements and backup withholding will also apply to original issue discount allocable to noncorporate United States holders of the Preferred Securities if the seller fails to provide a correct taxpayer identification number.

  Payments of the proceeds from the sale by a United States Alien Holder of Preferred Securities made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that, if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting may apply to such payment. Payments of the proceeds from a sale of Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding.

RECEIPT OF DEBENTURES UPON LIQUIDATION OF THE ISSUER

  SJG may cause the Issuer to be terminated and cause the Debentures to be distributed to the holders of Preferred Securities in liquidation of such holders' interests in the Issuer, provided that SJG has delivered to the Issuer Trustees a written opinion of nationally recognized independent counsel that any such distribution will not be a taxable event to the owners of the Preferred Securities for Federal income tax purposes. Under current Federal income tax law and interpretation and assuming the Issuer is treated as a grantor trust, such a distribution should not be treated as a taxable event to owners of the Preferred Securities. Such a tax-free transaction would result in the owner of Preferred Securities receiving an aggregate tax basis in the Debentures equal to such owner's aggregate tax basis in such owner's Preferred Securities. An owner's holding period for such Debentures would include the period during which such owner had a beneficial interest in the Preferred Securities. If, however, the Special Event giving rise to the distribution is a Tax Event which results in the Issuer being treated as an association taxable as a corporation, the distribution would constitute a taxable event to owners of the Preferred Securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Issuer has agreed to sell to each of the Underwriters named below, for whom PaineWebber Incorporated is acting as representative (the "Representative"), and each of the Underwriters has severally agreed to purchase from the Issuer, the respective number of Preferred Securities set forth opposite its name below:

                                                                NUMBER OF
      UNDERWRITER                                          PREFERRED SECURITIES
      -----------                                          --------------------
PaineWebber Incorporated..................................
Prudential Securities Incorporated........................
                                                                ---------
  Total...................................................      1,400,000
                                                                =========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Preferred Securities offered hereby if any are taken.

  The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at
such price less a concession of $   per Preferred Security, except that such
concession will be $   per Preferred Security sold to certain institutions.
The Underwriters may allow, and such dealers may reallow, a concession not in
excess of $   per Preferred Security to certain other brokers and dealers.
After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

  In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Debentures, under the Underwriting Agreement, SJG has agreed to pay to the Underwriters an underwriting
commission of $   per Preferred Security, except that such commission will be
$   per Preferred Security sold to certain institutions.

  Prior to this offering, there has been no public market for the Preferred Securities. The Preferred Securities have been approved for listing on the New York Stock Exchange, subject to official notice of issuance. Trading on the Preferred Securities is expected to commence within a 30-day period after the initial delivery thereof. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters have undertaken to sell the Preferred Securities to a minimum of [400 beneficial owners]. The Representative has advised SJG that it intends to make a market in the Preferred Securities prior to commencement of trading on the New York Stock Exchange, but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Preferred Securities.

  In connection with the offering, the Underwriters may purchase and sell the Preferred Securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Preferred Securities; and syndicate short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Preferred Securities than they are required to purchase from the Issuer in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Preferred Securities sold in the offering for their account may be reclaimed by the syndicate if such Preferred Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Preferred Securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

  SJG and the Issuer have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date on which the distribution of the Preferred Securities ceases, as determined by the Representative, or (ii) 30 days after the closing date, not to offer, sell, contract to sell or otherwise dispose of any Preferred Securities or any preferred stock or any other securities of SJG which are substantially similar to the Preferred Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive any of the foregoing securities, without the prior written consent of the Representative.

  SJG and the Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Underwriters or their affiliates have provided from time to time, and expect to continue to provide in the future, investment banking services to SJG, SJI and their affiliates, for which the Underwriters or their affiliates have received or will receive customary fees and commissions.

PROSPECTUS

                SUBJECT TO COMPLETION DATED        , 1997

                               SJG CAPITAL TRUST

                             PREFERRED SECURITIES
 guaranteed to the extent the Issuer thereof has available funds as set forth herein by

                           SOUTH JERSEY GAS COMPANY

                               ----------------

  SJG Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer") may offer, from time to time, its preferred securities (the "Preferred Securities") representing undivided beneficial interests in the assets of the Issuer. South Jersey Gas Company, a New Jersey corporation ("SJG"), will be the owner of beneficial interests represented by the common securities (the "Common Securities") of the Issuer. SJG is a wholly-owned subsidiary of South Jersey Industries, Inc., a New Jersey corporation ("SJI"). The Bank of New York is the Property Trustee of the Issuer. Concurrently with the issuance by the Issuer of its Preferred Securities, the Issuer will invest the proceeds thereof, together with the consideration paid by SJG for the Common Securities of the Issuer, in a corresponding series of SJG's deferrable interest subordinated debentures (the "Debentures"). The Debentures will be subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of SJG. The Debentures will be the sole assets of the Issuer and payments in respect of the Debentures will be the only revenues of the Issuer.

  Pursuant to a guarantee agreement to be entered into by SJG with respect to the Preferred Securities (the "Guarantee"), SJG will agree to make payments of cash distributions ("Distributions") with respect to the Preferred Securities of the Issuer and payments on liquidation or redemption with respect to such Preferred Securities but only to the extent that the Issuer holds funds available therefor and has not made such payments. The obligations of SJG under the Guarantee will be subordinate and junior in right of payment to all Senior Indebtedness of SJG. As described herein, the Guarantee, together with SJG's obligations under the Debentures, the Indenture relating to such Debentures and the Amended and Restated Trust Agreement for the Issuer, will provide for SJG's full, irrevocable and unconditional guarantee of the Preferred Securities.

  The Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Preferred Securities issued pursuant to the Registration Statement of which this Prospectus forms a part shall not exceed $35,000,000. Certain specific terms of the Issuer's Preferred Securities will be set forth in an accompanying Prospectus Supplement, including where applicable and to the extent not set forth herein, the specific title, the aggregate number, the Distribution rate (or the method for determining such rate), the liquidation amount, redemption provisions, the right, if any, of SJG to terminate the Issuer and cause the corresponding series of Debentures to be distributed to the holders of the Issuer's Preferred Securities and Common Securities, the period during which interest on the corresponding series of Debentures may be deferred, the initial public offering price, and any other special terms, as well as any planned listing on a securities exchange, of such Preferred Securities.

  The Preferred Securities may be sold in a public offering to or through underwriters or dealers designated from time to time. See "Plan of Distribution." The names of any such underwriters or dealers involved in the sale of the Preferred Securities of the Issuer, the number of Preferred Securities to be purchased by any such underwriters or dealers and any applicable commissions or discounts will be set forth in the accompanying Prospectus Supplement. The net proceeds to the Issuer will also be set forth in the accompanying Prospectus Supplement.

  The accompanying Prospectus Supplement will contain information concerning material Federal income tax considerations applicable to the Preferred Securities offered thereby.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                  The date of this Prospectus is     , 1997.

                      STATEMENT OF AVAILABLE INFORMATION

  South Jersey Gas Company, a New Jersey corporation ("SJG"), will be the owner of beneficial interests represented by the Common Securities (the "Common Securities") of SJG Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Issuer"). SJG is a wholly owned subsidiary of South Jersey Industries, Inc., a New Jersey corporation ("SJI"). SJG and SJI are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. and at its regional offices at 500 West Madison Street, Chicago, Illinois and 7 World Trade Center, New York, New York. Copies of such reports and other information may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. Such reports and other information can also be inspected at the New York Stock Exchange, Inc. (the "New York Stock Exchange") where certain of SJI's securities are listed. The SEC also maintains a site on the World Wide Web that contains reports, proxies and information statements and other materials that are filed with the SEC's Electronic Data Gathering Analysis and Retrieval System ("EDGAR"). This site can be accessed at http:\\www.sec.gov.

  No separate financial statements of the Issuer have been included herein pursuant to Staff Accounting Bulletin No. 53 ("SAB 53"). SJG and the Issuer do not consider that such financial statements would be material to holders of the Issuer's preferred securities (the "Preferred Securities") because the Issuer is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the corresponding series of deferrable interest subordinated debentures (the "Debentures") of SJG and issuing Preferred Securities and Common Securities (the Common Securities, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in such Debentures. See "The Issuer," "Description of the Preferred Securities" and "Description of the Debentures."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  SJG's Form 10, filed with the SEC pursuant to the Exchange Act on March 7, 1997 (File No. 000-22211), is incorporated herein by reference.

  Each document filed by SJG and the Issuer subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the related Preferred Securities shall be deemed to be incorporated by reference in this Prospectus and the accompanying Prospectus Supplement and shall be a part hereof and thereof from the date of filing of such document. Any statement contained herein or therein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein and therein shall be deemed to be modified or superseded for purposes of this Prospectus and the accompanying Prospectus Supplement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein and therein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the accompanying Prospectus Supplement.

  SJG undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus and the accompanying Prospectus Supplement are delivered, upon written or oral request of such person, a copy of any or all documents described above under "Incorporation of Certain Documents by Reference," other than exhibits to such documents not specifically incorporated by reference therein. Such requests should be directed to George L. Baulig, Secretary, South Jersey Gas Company, Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037 (609) 561-9000.

                                  THE ISSUER

  The Issuer is a statutory business trust created under Delaware law pursuant to (i) a trust agreement executed by SJG, as sponsor for the Issuer, and the Issuer Trustees (as defined below) and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

  The Issuer exists for the exclusive purposes of issuing and selling its Trust Securities and using the proceeds from the sale of its Trust Securities to acquire a corresponding series of Debentures, maintaining the status of the Issuer as a grantor trust for Federal income tax purposes and engaging in those activities necessary, convenient or incidental to the foregoing. All of the Common Securities of the Issuer will be owned by SJG. The Common Securities of the Issuer will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of the Issuer, except that upon the occurrence and continuance of an event of default with respect to the corresponding series of Debentures (a "Debenture Event of Default") under the
Indenture dated as of April    , 1997 (as amended and supplemented from time
to time, the "Indenture") between SJG and The Bank of New York, as trustee (the "Debenture Trustee"), the rights of the holders of such Common Securities to payment of cash distributions ("Distributions") and payments upon redemption and liquidation will be subordinated to the rights of the holders of such Preferred Securities. The Indenture will be qualified as an indenture under the Trust Indenture Act.

  The Issuer's business and affairs are conducted by three trustees, each appointed by SJG as holder of the Common Securities: (i) The Bank of New York as property trustee (the "Property Trustee"); (ii) The Bank of New York (Delaware) as Delaware trustee (the "Delaware Trustee"); and (iii) one individual trustee who is an employee or officer of or affiliated with SJG (the "Administrative Trustee," and together with the Property Trustee and the Delaware Trustee, the "Issuer Trustees"). The holder of the Common Securities, or the holders of at least a majority in aggregate liquidation amount of the Issuer's Preferred Securities if an event of default under the Trust Agreement (a "Trust Agreement Event of Default") has occurred and is continuing, will be entitled to remove and replace the Property Trustee. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustee, which voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each of the Issuer Trustees are governed by the Trust Agreement.

  Pursuant to the Trust Agreement, SJG will pay all fees and expenses related to the Issuer and the offering of its Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Issuer except such Issuer's obligations under its Preferred Securities.

  The principal place of business of the Issuer is Number One South Jersey Plaza, Route 54, Folsom, New Jersey 08037, and its telephone number is (609) 561-9000.

                           SOUTH JERSEY GAS COMPANY

  SJG is a regulated New Jersey public utility and is the principal subsidiary of SJI. SJG is a gas distribution utility that supplies natural gas to residential, commercial and industrial customers in the southern part of New Jersey. SJG also makes off-system sales of natural gas on a wholesale basis to various customers on the interstate pipeline system and transports natural gas purchased directly from producers or suppliers by some of its customers.

  At December 31, 1996, the Company served 253,874 residential, commercial and industrial customers throughout 112 municipalities in Atlantic, Cape May, Cumberland, and Salem counties and portions of Burlington, Camden and Gloucester Counties. The Company's service territory covers approximately 2,500 square miles and has an estimated permanent population of 1.1 million. Gas sales and transportation for 1996 amounted to 66,814,000 Mcf (thousand cubic feet), of which 51,203,000 Mcf was firm sales and transportation, 7,040,000 Mcf was interruptible sales and transportation and 8,571,000 Mcf was off-system sales. The breakdown of firm sales includes 42.4% residential, 19.8% commercial, 10.1% cogeneration and electric generation, 2.4% industrial and other and 25.3% transportation. SJG is regulated as to rates and other matters by the New Jersey Board of Public Utilities.

  SJG's executive offices are located at Number One South Jersey Plaza, Route 54, Folsom, New Jersey, 08037, and its telephone number is (609) 561-9000.

                                USE OF PROCEEDS

  Unless otherwise specified in the accompanying Prospectus Supplement, the proceeds to be received by the Issuer from the sale of the Preferred Securities offered hereby will be used by the Issuer to purchase Debentures from SJG. The proceeds from the sale of the Debentures will be used by SJG to retire short-term debt and for general corporate purposes. At December 31, 1996, SJG had $108.3 million of short-term debt outstanding with a weighted-average interest cost of 5.854%.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  Pursuant to the terms of the Trust Agreement, the Issuer will issue the Preferred Securities and the Common Securities. The Preferred Securities of the Issuer will represent undivided beneficial interests in the assets of the Issuer and the holders thereof will be entitled to a preference in certain circumstances with respect to the payment of Distributions and amounts payable on redemption or liquidation over the Common Securities of the Issuer, as well as other benefits as described in the Trust Agreement.

GENERAL

  The Preferred Securities of the Issuer will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of the Issuer except as described under "--Subordination of Common Securities." The proceeds from the sale of the Preferred Securities and the Common Securities will be used by the Issuer to purchase a corresponding series of Debentures from SJG. The Debentures will be held in trust by the Property Trustee for the benefit of the holders of the related Trust Securities. The Guarantee Agreement executed by SJG for the benefit of the holders of the Issuer's Preferred Securities (the "Guarantee") will be subordinate and junior in right of payment to all general liabilities of SJG. Pursuant to the Guarantee, SJG will agree to make payments of Distributions and payments on redemption or liquidation with respect to such Preferred Securities, but only to the extent the Issuer holds funds available therefor and has not made such payments. See "Description of the Guarantee."

  It is anticipated that the assets of the Issuer available for distribution to the holders of its Preferred Securities will be limited to payments from SJG under the corresponding series of Debentures in which the Issuer will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Debentures." If SJG fails to make a payment on a series of Debentures, the Issuer will not have sufficient funds to make related payments, including Distributions, on the corresponding series of Preferred Securities.

DISTRIBUTIONS

  Distributions on the Preferred Securities of the Issuer will be payable at a rate specified in the accompanying Prospectus Supplement for such Preferred Securities. The amount of Distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month shall be computed on the basis of the actual number of days elapsed in such period based on 30-day months.

  Distributions on the Preferred Securities will be cumulative and will accumulate from the date of original issuance and will be payable quarterly in arrears on the dates specified in the accompanying Prospectus Supplement except as otherwise described below. In the event that any date on which Distributions are otherwise payable on the Preferred Securities is not a Business Day (as defined below), payment of such Distributions will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay), except that if such Business Day is in the next succeeding calendar year, payment of such Distributions shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing is referred to herein as a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York or the State of New Jersey are required by law or executive order to remain closed.

  Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the securities register of the Issuer on the relevant record date, which, as long as the Preferred Securities remain in book-entry-only form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "--Book-Entry-Only Issuance--The Depository Trust Company." In the event that any Preferred Securities are not in book-entry-only form, the relevant record date for such Preferred Securities will be the 15th day of the last month of each calendar quarter, whether or not a Business Day.

  So long as no Debenture Event of Default has occurred and is continuing with respect to a series of Debentures, SJG in its sole discretion will have the right at any time and from time to time to defer payments of interest by extending the interest payment period on such series of Debentures for up to the maximum period specified in the accompanying Prospectus Supplement for such series of Debentures (each, an "Extension Period"), provided that any such Extension Period shall not extend beyond the maturity or any redemption date of the Debentures of such series. As a consequence, quarterly Distributions on the corresponding Preferred Securities would be deferred by the Issuer during such Extension Period, but the amount of Distributions to which holders of the Preferred Securities would be entitled will continue to accumulate at the annual rate applicable to quarterly Distributions thereon, compounded quarterly. During an Extension Period for the Debentures, the rate per annum at which Distributions on the Trust Securities accumulate shall be increased by an amount such that the aggregate amount of Distributions that accumulate on all Trust Securities during any such Extension Period is equal to the aggregate amount of interest (including interest payable on unpaid interest at the rate per annum set forth in the Prospectus Supplement for such Preferred Securities, compounded quarterly) that accrues during any such Extension Period on the Debentures. During any Extension Period, SJG may not declare or pay any dividend on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of SJG's capital stock. Within five business days after receipt by the Property Trustee of notice of an Extension Period, the Property Trustee shall give notice thereof to the holders of Trust Securities by first class mail, postage prepaid. Prior to the termination of any Extension Period, SJG may shorten or further extend the interest payment period on a series of Debentures, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed the maximum Extension Period or extend beyond the maturity or any redemption date of such Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, SJG may elect to begin a new Extension Period, subject to the above requirements. See "Description of the Debentures--Option to Extend Interest Payment Period."

REDEMPTION

  Upon the repayment of the Debentures at maturity or upon redemption, the proceeds from such repayment will be applied by the Property Trustee to redeem a like amount of the corresponding Trust Securities of the

Issuer at a redemption price (the "Redemption Price") equal to the liquidation amount of such Trust Securities plus all accumulated and unpaid Distributions to the redemption date (the "Redemption Date"). The redemption terms of the Debentures and the corresponding Trust Securities will be set forth in the accompanying Prospectus Supplement.

  If less than all the Trust Securities of the Issuer are to be redeemed on a Redemption Date, then the aggregate amount of such Trust Securities to be redeemed shall be selected by the Property Trustee among the Issuer's Preferred Securities and Common Securities pro rata based on the respective aggregate liquidation amounts of such Preferred Securities and Common Securities, subject to the provisions described under "--Subordination of Common Securities."

REDEMPTION PROCEDURES

  Notice of any redemption of Trust Securities will be given by the Property Trustee to the holders of such Trust Securities to be redeemed not less than 30 nor more than 60 days prior to the Redemption Date. If a notice of redemption is given with respect to any Trust Securities, then, to the extent funds are available therefor, the Issuer will irrevocably deposit with the paying agent for such Trust Securities funds sufficient to pay the applicable Redemption Price for the Trust Securities being redeemed on the Redemption Date and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of such Trust Securities upon surrender thereof. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Trust Securities called for redemption shall be payable to the holders of such Trust Securities on the relevant record dates for the related Distribution Dates.

  If notice of redemption shall have been given and funds irrevocably deposited as required, then upon the date of such deposit, all rights of the holders of such Trust Securities so called for redemption will cease, except the right of the holders of such Trust Securities to receive the Redemption Price, but without interest thereon, and such Trust Securities will cease to be outstanding. In the event that any Redemption Date for Trust Securities is not a Business Day, then the Redemption Price will be payable on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, the Redemption Price will be payable on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of any Trust Securities called for redemption is improperly withheld or refused and not paid either by the Issuer thereof or by SJG pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Trust Securities will continue to accumulate at the then applicable rate from the original Redemption Date to the date of payment, in which case the actual payment date will be considered the Redemption Date for purposes of calculating the Redemption Price.

  Subject to applicable law, SJG, SJI or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

SUBORDINATION OF COMMON SECURITIES

  Payment of Distributions on, and the Redemption Price of, the Issuer's Trust Securities, as applicable, shall be made pro rata based on the respective aggregate liquidation amounts of such Trust Securities; provided, however, that if a Debenture Event of Default has occurred and is continuing with respect to the Debentures, no payment of any Distribution on, or Redemption Price of, any of the Issuer's Common Securities, and no other payment on account of the liquidation of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the Issuer's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of a redemption, the full amount of such Redemption Price on all of the Issuer's outstanding Preferred Securities then being redeemed shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, all of the Issuer's outstanding Preferred Securities then due and payable.

  If a Debenture Event of Default has occurred and is continuing with respect to the Debentures, the holder of the Issuer's Common Securities will be deemed to have waived any right to act with respect to such Debenture Event of Default or any related Trust Agreement Event of Default until the effect of such Debenture Event of Default and related Trust Agreement Event of Default has been cured, waived or otherwise eliminated. Until any such Debenture Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the corresponding Preferred Securities and not on behalf of SJG, as holder of such Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

  Pursuant to the Trust Agreement, the Issuer shall be terminated on the earliest to occur of (i) the expiration of the term of the Issuer; (ii) the bankruptcy, dissolution or liquidation of SJG or an acceleration of the maturity of the Debentures held by the Issuer; (iii) if provided for in the accompanying Prospectus Supplement, upon the election of SJG to terminate the Issuer and cause the distribution of the Debentures to the holders of the Issuer's Trust Securities; (iv) the redemption of all of the Issuer's Trust Securities; and (v) an order for the termination of the Issuer shall have been entered by a court of competent jurisdiction. The election of SJG pursuant to clause (iii) above shall be made by SJG giving written notice to the Issuer Trustees not less than 30 days prior to the date of distribution of the Debentures and shall be accompanied by a written opinion of nationally recognized independent counsel that such event will not be a taxable event to the holders of the Trust Securities for Federal income tax purposes.

  If a termination event occurs as described in clause (i), (ii) or (v) above with respect to the Issuer, the Issuer shall be liquidated by the Administrative Trustee as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer as provided by applicable law, to the holders of its Trust Securities a like amount of the Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Issuer available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate liquidation amount per Preferred Security specified in the accompanying Prospectus Supplement plus accumulated and unpaid Distributions thereon to the date of payment (such amount, the "Liquidation Distribution"). If the Liquidation Distribution with respect to the Issuer's Preferred Securities can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable by the Issuer on such Preferred Securities shall be paid on a pro rata basis. The holders of the Issuer's Common Securities will be entitled to receive the Liquidation Distribution upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to payment of such Liquidation Distribution.

TRUST AGREEMENT EVENT OF DEFAULT; NOTICE

  A Debenture Event of Default shall constitute a Trust Agreement Event of Default with respect to the Preferred Securities issued by the Issuer under the Trust Agreement.

  Within 90 days after the occurrence of any Trust Agreement Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Trust Agreement Event of Default to the holders of the corresponding Trust Securities, the Administrative Trustee and SJG, unless such Trust Agreement Event of Default shall have been cured or waived. SJG and the Administrative Trustee are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

  Under the Trust Agreement, if the Property Trustee has failed to enforce its rights under the Trust Agreement or the Indenture to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Indenture, any holder of the corresponding Preferred Securities may institute a legal proceeding directly to enforce the Property Trustee's rights under the Trust Agreement or the Indenture with respect to Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder without first instituting a legal proceeding against the Property Trustee or any other person. To the extent that any action under the Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the Debentures, holders of the Preferred Securities may take such action if such action is not taken by the Property Trustee. Notwithstanding the foregoing, if a Trust Agreement Event of Default attributable to SJG's failure to pay principal of or premium, if any, or interest on the Debentures has occurred and is continuing, then each holder of Preferred Securities may institute a legal proceeding directly against SJG for enforcement of payment to such holder, all as provided in the Indenture.

  If a Debenture Event of Default has occurred and is continuing with respect to the Debentures, the Preferred Securities shall have a preference over the Issuer's Common Securities with respect to the payment of Distributions and amounts payable on redemption and liquidation as described above. See "-- Liquidation Distribution Upon Termination" and "--Subordination of Common Securities."

REMOVAL OF ISSUER TRUSTEES

  Unless a Trust Agreement Event of Default has occurred and is continuing, any Issuer Trustee may be removed and replaced at any time by SJG, as the holder of the Common Securities. If a Trust Agreement Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced at such time only by the holders of at least a majority in aggregate liquidation amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustee, which voting rights are vested exclusively in SJG, as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

  Unless a Trust Agreement Event of Default has occurred and is continuing, at any time and from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at such time be located, SJG, as the holder of the Common Securities, and the Administrative Trustee shall have the power (i) to appoint one or more persons approved by the Property Trustee either to act as co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and (ii) to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If a Trust Agreement Event of Default has occurred and is continuing, or if SJG does not join with the Administrative Trustee in making such appointment, only the Property Trustee shall have power to make such appointment.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

  Any corporation or other entity into which any Issuer Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which any Issuer Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all the corporate trust business of any Issuer Trustee, shall be the successor of such Issuer Trustee under the Trust Agreement, provided such corporation or other entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER

  The Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other entity, except as described below. The Issuer may, at the request of SJG, with the consent of the Administrative Trustee and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by a trust organized as such under the laws of any state, provided that (i) such successor entity either
(a) expressly assumes all of the obligations of the Issuer with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities substantially similar to the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank with respect to the payment of Distributions and payments upon redemption and liquidation, (ii) SJG expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially similar to that of the Issuer,
(vii) prior to such merger, consolidation, amalgamation or replacement, SJG has received an opinion of nationally recognized independent counsel to the Issuer to the effect that (a) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation or replacement, neither the Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), and (viii) SJG or any permitted successor assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and Trust Agreement. Notwithstanding the foregoing, the Issuer shall not, except with the consent of all holders of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by, any other entity, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Issuer or the successor entity not to be classified as a grantor trust for Federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

  Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of the Issuer" and "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

  The Trust Agreement may be amended from time to time by SJG and any Issuer Trustee, without the consent of the holders of the Preferred Securities, (i) to cure any ambiguity, defect or inconsistency or (ii) to make any other change that does not adversely affect in any material respect the interests of any holder of the Preferred Securities. The Trust Agreement may be amended by SJG and the Issuer Trustees in any other respect, with the consent of the holders of at least a majority in aggregate liquidation amount of the Preferred Securities affected thereby, provided that no such modification, without the consent of each holder of such Preferred Securities, may (i) change the amount, timing or currency or otherwise adversely affect the method of payment of any Distribution or Liquidation Distribution required to be made as of a specified date, (ii) restrict the right of a holder of any Preferred Security to institute suit for enforcement of any Distribution, Redemption Price or Liquidation Distribution, (iii) change the purpose of the Issuer,
(iv) authorize the issuance of any additional beneficial interests in the Issuer other than as contemplated by the Trust Agreement, (v) change the redemption provisions, (vi) change the conditions precedent for SJG to elect to terminate the Issuer and distribute the Debentures to the holders of the Preferred Securities, (vii) affect the limited liability of any holder of the Preferred Securities, or (viii) alter the amendment provisions described by this sentence only. No amendment may be made without receipt by the Issuer of an opinion of nationally recognized independent counsel experienced in such matters to the effect that such amendment will not affect the Issuer's status as a grantor trust for Federal income tax purposes or its exemption from regulation as an investment company under the Investment Company Act. Notwithstanding the foregoing, no additional duties may be imposed upon the Delaware Trustee or the Property Trustee without such Trustee's consent.

  The Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Debenture Trustee with respect to the corresponding series of Debentures, (ii) waive any past default pursuant to Section 6.04 of the Indenture, (iii) exercise any right to rescind or annul an acceleration of the principal of the Debentures or (iv) consent to any amendment or modification of the Indenture, where such consent shall be required, without, in each case, obtaining the consent of the holders of at least a majority in aggregate liquidation amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders thereof. The Property Trustee shall notify all holders of Preferred Securities of any notice received from the Debenture Trustee as a result of the Issuer being the holder of the corresponding Debentures. In addition to obtaining the consent of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of nationally recognized independent counsel experienced in such matters to the effect that the Issuer will not be classified as an association taxable as a corporation or a partnership for Federal income tax purposes on account of such action and will continue to be classified as a grantor trust for Federal income tax purposes.

  Any required consent of holders of Preferred Securities may be given at a meeting of holders of the Preferred Securities convened for such purpose, by proxy or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Preferred Securities in the manner set forth in the Trust Agreement.

  Notwithstanding that holders of Preferred Securities are entitled to vote or consent under certain circumstances, any Preferred Securities that are owned by SJG, the Issuer Trustees or any affiliate of SJG or any Issuer Trustee shall, for purposes of such vote or consent, be treated as if they were not outstanding.

BOOK-ENTRY-ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as securities depositary for all of the Preferred Securities. The Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee) as the holder thereof. One or more fully-registered global securities will be issued for the Preferred Securities of the Issuer, representing in the aggregate the total number of the Issuer's Preferred Securities, and will be deposited with DTC.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

  Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Preferred Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect

Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities of the Issuer is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants and by Direct and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Issuer's Preferred Securities are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

  Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Distributions on the Preferred Securities will be made in immediately available funds by the Property Trustee on behalf of the Issuer to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the Property Trustee, the Issuer or SJG, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee on behalf of the Issuer, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of the Direct and Indirect Participants. The securities registrar and the Issuer Trustees may conclusively rely on, and shall be protected in relying on, transfer instructions delivered by DTC (or any successor depository) in issuing such definitive Preferred Securities. Neither the securities registrar nor the Issuer Trustees shall be liable for any delay in delivery of transfer instructions by DTC (or any successor depository).

  DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Property Trustee and SJG. In the event that a successor securities depositary is not obtained, SJG elects to terminate the book-entry system or a Trust Agreement Event of Default occurs and is continuing, definitive Preferred Security certificates representing such Preferred Securities are required to be printed and delivered. SJG, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) as a result of such discontinuance or as a result of DTC's ineligibility to so act. Upon distribution of definitive Preferred Securities certificates, owners of such Preferred Securities will become the registered holders of such Preferred Securities.

  The information set forth above concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer and SJG believe to be accurate, but the Issuer and SJG assume no responsibility for the accuracy thereof. Neither the Issuer nor SJG has any responsibility for the performance by DTC or its

Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

  In the event that the book-entry-only system is discontinued, the payment of any Distribution, Redemption Price and Liquidation Distribution in respect of the Preferred Securities will be payable in the manner described in the accompanying Prospectus Supplement, and the following provisions would apply. The Property Trustee shall keep the registration books for the Preferred Securities at its corporate office. The Preferred Securities may be transferred or exchanged for one or more Preferred Securities upon surrender thereof at the corporate office of the Property Trustee by the holders or their duly authorized attorneys or legal representatives. Upon surrender of any Preferred Securities to be transferred or exchanged, the Property Trustee shall record the registration of transfer or exchange in the registration books and shall deliver new Preferred Securities appropriately registered. The Property Trustee shall not be required to register the transfer of any Preferred Securities that have been called for redemption or on or after the liquidation date. The Issuer and the Property Trustee shall be entitled to treat the holders of the Preferred Securities, as their names appear in the registration books, as the owners of those Preferred Securities for all purposes under the Trust Agreement.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee is the sole Trustee under the Trust Agreement for purposes of the Trust Indenture Act and shall have and be subject to all of the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Trust Agreement Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, upon a Trust Agreement Event of Default, must use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Agreement Event of Default has occurred and is continuing, and the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by SJG and, if not so directed, may take such action as it deems advisable and in the best interests of the holders of the corresponding Trust Securities and will have no liability except for its own negligent action, negligent failure to act or willful misconduct.

TAX STATUS OF THE TRUST

  The Trust, the Depositor, the Property Trustee, the Administrative Trustee and the Delaware Trustee will enter into the Trust Agreement, and the Trust Securities will be issued, with the intention that (i) the Trust will be classified as a grantor trust under subpart E, part I of subchapter J of the Internal Revenue Code of 1986, as amended and not as a corporation or a publicly traded partnership taxable as a corporation for purposes of Federal income tax law, and (ii) the Holders will be treated as the owners of a pro rata undivided interest in each asset of the Trust. The Trust, the Depositor, the Property Trustee, the Administrative Trustee and the Delaware Trustee will agree to treat and to take no action inconsistent with the treatment of the Trust Securities (or beneficial interest therein) as interests in a grantor trust for purposes of federal, state and local income and franchise taxes. The Trust, the Depositor, the Property Trustee, the Administrative Trustee and the Delaware Trustee will agree in the Trust Agreement to take no action with respect to the Trust or any interest therein that would cause the Trust to be treated as an association or publicly traded partnership taxable as a corporation for purposes of Federal income tax law. Each holder of Trust Securities, by acquisition of a Trust Security (or a beneficial interest therein), will agree to this tax treatment. Notwithstanding any other provision in the Trust Agreement to the contrary, the Issuer Trustees shall have no power to vary the investment of the Holders within the meaning of Treasury Department Regulation (S)301.7701-4(c) or to engage in business unless the Issuer Trustees shall have received a written opinion of nationally recognized counsel that such activity shall not cause the Trust to fail to be a grantor trust for federal income tax purposes. The provisions of the Trust Agreement will be construed in light of the foregoing intended tax treatment.

MISCELLANEOUS

  The Administrative Trustee is authorized and directed to conduct the affairs of and to operate the Issuer in such a way that (i) the Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or to be taxed as a corporation or partnership for Federal income tax purposes, (ii) the Issuer will be classified as a grantor trust for Federal income tax purposes and (iii) the Debentures held by the Issuer will be treated as indebtedness of SJG for Federal income tax purposes. In this connection, SJG and the Administrative Trustee are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that each of SJG and the Administrative Trustee determine in their discretion to be necessary or desirable for such purposes, even if such action adversely affects the interests of the holders of the corresponding Preferred Securities.

  Holders of the Preferred Securities have no preemptive or similar rights.

  The Issuer may not borrow money, issue debt, execute mortgages or pledge any of its assets.

  Except as otherwise provided in the Trust Agreement, any action requiring the consent or vote of the Issuer Trustees shall be approved by the Administrative Trustee.

GOVERNING LAW

  The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

                         DESCRIPTION OF THE GUARANTEE

  The Guarantee will be executed and delivered by SJG concurrently with the issuance by the Issuer of its Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act and The Bank of New York will act as indenture trustee (the "Guarantee Trustee") under the Guarantee for the purposes of compliance with the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Issuer's Preferred Securities.

GENERAL

  SJG will irrevocably and unconditionally agree, to the extent set forth in the Guarantee, to pay in full, to the holders of the Issuer's Preferred Securities, the Guarantee Payments (as defined below) (except to the extent previously paid), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The following payments, to the extent not paid by the Issuer (the "Guarantee Payments"), will be subject to the Guarantee (without duplication): (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that the Issuer has funds available therefor, (ii) the Redemption Price to the extent that the Issuer has funds available therefor, and (iii) upon a voluntary or involuntary termination, winding-up or liquidation of the Issuer, unless the Debentures are distributed to holders of such Preferred Securities, the lesser of (a) the aggregate of the liquidation amount specified in the Prospectus Supplement per Preferred Security plus all accumulated and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Issuer has funds available therefor and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities upon a termination and liquidation of the Issuer. SJG's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by SJG to the holders of the corresponding Preferred Securities or by causing the Issuer to pay such amounts to such holders. While the assets of SJG will not be available pursuant to the Guarantee for the payment of any Distribution, Liquidation Distribution or Redemption Price on any Preferred Securities if the Issuer does not have funds available therefor as described above, SJG has agreed under the Trust Agreement to pay all expenses of the Issuer except the Issuer's obligations under its Preferred Securities. Accordingly, the Guarantee, together with the backup undertakings consisting of SJG's obligations under the Trust Agreement, the Debentures and the Indenture, provide for SJG's full, irrevocable and unconditional guarantee of the Preferred Securities.

  No single document executed by SJG in connection with the issuance of the Preferred Securities will provide for SJG's full, irrevocable and unconditional guarantee of the Preferred Securities. It is only the combined operation of SJG's obligations under the Guarantee, the Trust Agreement, the Debentures and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under its Preferred Securities. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."

STATUS OF THE GUARANTEE

  The Guarantee will constitute an unsecured obligation of SJG and will rank subordinate and junior in right of payment to all general liabilities of SJG. The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against SJG to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not previously paid or upon distribution to the holders of the Preferred Securities of the Debentures pursuant to the Trust Agreement. The Guarantee shall rank pari passu with any similar guarantee agreements issued by SJG on behalf of the holders of preferred or capital securities issued by the Issuer and with any other security, guarantee, or other obligation that is expressly stated to rank pari passu with the obligations of SJG under the Guarantee.

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no consent of the holders will be required), the Guarantee may not be amended without the prior approval of the holders of at least a majority in aggregate liquidation amount of the Preferred Securities (excluding any Preferred Securities held by SJG or an affiliate thereof). The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of Trust Agreement." All agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of SJG and shall inure to the benefit of the holders of the Preferred Securities.

GUARANTEE EVENTS OF DEFAULT

  An event of default under the Guarantee (a "Guarantee Event of Default") will occur upon the failure of SJG to perform any of its payment or other obligations thereunder, provided that except with respect to a Guarantee Event of Default resulting from a failure to make any of the Guarantee Payments, SJG shall have received notice of such Guarantee Event of Default from the Guarantee Trustee and shall not have cured such Guarantee Event of Default within 60 days after receipt of such notice. The holders of at least a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee.

  Any holder of the Preferred Securities may institute a legal proceeding directly against SJG to enforce such holder's rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity.

  SJG, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not SJG is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, other than during the occurrence and continuance of a Guarantee Event of Default, undertakes to perform only such duties as are specifically set forth in the Guarantee (and no implied covenants shall be read into the Guarantee against the Guarantee Trustee) and, upon a Guarantee Event of Default, must exercise such of the rights and powers vested in it by the Guarantee and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

  The Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price or Liquidation Distribution for the Preferred Securities or upon distribution of the Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

GOVERNING LAW

  The Guarantee will be governed by and construed in accordance with the laws of the State of New Jersey.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

  The Debentures will be issued under the Indenture. All Debentures will rank pari passu with all other Debentures. The Debentures will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the Indenture, to all Senior Indebtedness (as defined below) of SJG. See "--Subordination." The Indenture does not limit the incurrence or issuance of Senior Indebtedness by SJG.

  The accompanying Prospectus Supplement will describe the following terms of the Debentures: (i) the title of such Debentures; (ii) the aggregate principal amount of such Debentures; (iii) the date or dates on which the principal of such Debentures shall be payable or the method of determination thereof; (iv) the rate or rates, if any, at which such Debentures shall bear interest, the interest payment dates on which any such interest shall be payable or the method by which any of the foregoing shall be determined; (v) any terms regarding redemption; (vi) the maximum Extension Period for such Debentures; and (vii) any other terms of such Debentures not inconsistent with the provisions of the Indenture.

  Certain Federal income tax consequences and special considerations relating to the Debentures will be described in the accompanying Prospectus Supplement.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  Under the Indenture, SJG shall have the right in its sole and absolute discretion at any time and from time to time, so long as no Debenture Event of Default has occurred and is continuing with respect to the Debentures, to defer payments of interest by extending the interest payment period for the Debentures for up to the maximum Extension Period provided for in the Debentures, provided that no Extension Period shall extend beyond the maturity or any redemption date of such Debentures. At the end of the Extension Period, SJG shall be obligated to pay all interest then accrued and unpaid (together with interest thereon to the extent permitted by applicable law). During any Extension Period, SJG may not declare or pay any dividend on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any shares of SJG's capital stock. Prior to the termination of any Extension Period, SJG may shorten or further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed the maximum Extension Period for the Debentures or extend beyond the maturity or any redemption date of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, SJG may elect to begin a new Extension Period, subject to the above requirements. SJG shall be required to give notice to the Debenture Trustee and cause the Debenture Trustee to give notice to the holders of the Debentures of its election to begin an Extension Period, or any shortening or extension thereof, at least five Business Days prior to the date the notice of the record or payment date of the related Distribution on the Preferred Securities or payment of interest on such Debentures is required to be given to any national securities exchange on which the Debentures or the Preferred Securities are then listed or other applicable self-regulatory organization but in any event not less than five Business Days prior to such record date.

RIGHTS OF EXISTING PREFERRED SHAREHOLDERS OF SJG

  If during any Extension Period, SJG fails to pay dividends on any shares of SJG's preferred stock in an amount equal to or exceeding four full quarterly dividend payments, pursuant to SJG's Restated Certificate of Incorporation, as amended, the holders of SJG's preferred stock, voting separately as a single class, shall be entitled to elect the smallest number of directors necessary to constitute a majority of SJG's Board of Directors. Such voting rights of the holders of preferred stock to elect directors shall continue until all accumulated and unpaid dividends thereon have been paid.

SUBORDINATION

  All payments by SJG of the principal of, premium, if any, and interest on the Debentures shall be subordinated to the prior payment in full of all amounts payable on, under, or in connection with Senior

Indebtedness. The term "Senior Indebtedness" means: (i) the principal of and premium, if any, in respect of (a) indebtedness of SJG for money borrowed and
(b) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by SJG; (ii) all capital lease obligations of SJG; (iii) all obligations of SJG issued or assumed as the deferred purchase price of property, all conditional sale obligations of SJG and all obligations of SJG under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of SJG for the reimbursement of any obligation, any letter of credit, banker's acceptance, security purchase facility or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business by SJG to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following payment on the applicable letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other persons and all dividends of other persons (other than the Preferred Securities or similar securities) for the payment of which, in either case, SJG is responsible or liable as obligor, guarantor or otherwise (other than the Guarantee and obligations ranking pari passu with the Guarantee); and (vi) certain obligations of the type referred to in clauses
(i) through (v) of other persons secured by any lien on any property or asset of SJG (whether or not such obligation is assumed by SJG), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; provided, however, that Senior Indebtedness will not include endorsements of negotiable instruments for collection in the ordinary course of business.

  Upon any payment or distribution of assets or securities of SJG, as the case may be, of any kind or character, whether in cash, property or securities, upon any dissolution or winding-up or total or partial liquidation or reorganization of SJG, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts payable on Senior Indebtedness (including any interest accruing on such Senior Indebtedness subsequent to the commencement of a bankruptcy, insolvency or similar proceeding) shall first be paid in full in cash, or payment provided for in cash or cash equivalents before the holders of the Debentures or the Debenture Trustee on behalf of such holders shall be entitled to receive from SJG any payment of principal of, premium, if any, or interest on, the Debentures or distributions of any assets or securities.

  No direct or indirect payment by or on behalf of SJG of principal of, premium, if any, or interest on, the Debentures, whether pursuant to the terms of the Debentures or upon acceleration or otherwise, shall be made if, at the time of such payment, there exists (i) a default in the payment of all or any portion of any Senior Indebtedness or (ii) any other default pursuant to which the maturity of Senior Indebtedness has been accelerated and, in either case, requisite notice has been given to the Debenture Trustee and such default shall not have been cured or waived by or on behalf of the holders of such Senior Indebtedness.

  If the Debenture Trustee or any holder of the Debentures shall have received any payment on account of the principal of, premium, if any, or interest on, the Debentures when such payment is prohibited and before all amounts payable on, under, or in connection with Senior Indebtedness are paid in full, then such payment shall be received and held in trust for the holders of Senior Indebtedness and shall be paid to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay such Senior Indebtedness in full.

  Nothing in the Indenture shall limit the right of the Debenture Trustee or the holders of the Debentures to take any action to accelerate the maturity of the Debentures or to pursue any rights or remedies against SJG, provided that all Senior indebtedness shall be paid before holders of the Debentures are entitled to receive any payment from SJG of principal of, premium, if any, or interest on, the Debentures.

  Upon the payment in full of all Senior Indebtedness, the holders of the Debentures shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of SJG made on such Senior Indebtedness until the Debentures shall be paid in full.

CERTAIN COVENANTS OF SJG

  SJG will covenant that it may not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of SJG's capital stock (i) during an Extension Period, (ii) if there has occurred and is continuing any event that is, or, with the giving of notice or the lapse of time or both would constitute, a Debenture Event of Default or (iii) if SJG is in default with respect to its payment or other obligations under the Guarantee. See "-- Debenture Events of Default" and "Description of the Guarantee--Guarantee Events of Default."

  Any waiver of any Debenture Event of Default will require the approval of the holders of at least a majority of the aggregate principal amount of the Debentures or, if such Debentures are held by the Issuer, the approval of the holders of at least a majority in aggregate liquidation amount of the Preferred Securities of the Issuer; provided, however, that a Debenture Event of Default resulting from the failure to pay the principal of, premium, if any, or interest on, such Debentures may not be waived.

MODIFICATION OF THE INDENTURE

  From time to time, SJG and the Debenture Trustee, without notice to or the consent of any holders of Debentures, may amend or supplement the Indenture for any of the following purposes: (i) to cure any ambiguity, defect or inconsistency; (ii) to comply with the provisions of the Indenture regarding consolidation, merger or sale, conveyance, transfer or lease of the properties as an entirety or substantially as an entirety of SJG; (iii) to provide for uncertificated Debentures in addition to or in place of certificated Debentures; (iv) to make any other change that does not in the reasonable judgment of SJG adversely affect the rights of any holder of the Debentures; or (v) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

  In addition, SJG and the Debenture Trustee may modify the Indenture or any supplemental indenture or waive future compliance by SJG with the provisions of the Indenture, with the consent of the holders of at least a majority of the aggregate principal amount of the Debentures affected thereby, provided that no such modification, without the consent of each holder of such Debentures, may (i) reduce the principal amount of such Debentures, (ii) reduce the principal amount of outstanding Debentures the holders of which must consent to an amendment of the Indenture or a waiver, (iii) change the stated maturity of the principal of, or interest on, or the rate of interest on, such Debentures, (iv) change the redemption provisions applicable to such Debentures adversely to the holders thereof, (v) impair the right to institute suit for the enforcement of any payment with respect to such Debentures, (vi) change the currency in which payments with respect to such Debentures are to be made, or (vii) change the subordination provisions applicable to such Debentures adversely to the holders thereof, provided that if such Debentures are held by the Issuer, no modification shall be made that adversely affects the holders of the Preferred Securities of the Issuer, and no waiver of any Debenture Event of Default with respect to such Debentures or compliance with any covenant under the Indenture shall be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of the Preferred Securities of the Issuer or the holder of each such Preferred Security, as applicable.

DEBENTURE EVENTS OF DEFAULT

  The following are "Debenture Events of Default" with respect to the
Debentures: (i) default for 30 days in payment of any interest on the Debentures (other than the payment of interest during an Extension Period),
(ii) default in payment of principal of or premium, if any, on the Debentures when the same becomes due and payable, (iii) default for 60 days after receipt by SJG of a "Notice of Default" in the performance of or failure to comply with any other covenant or agreement for the Debentures or in the Indenture or any supplemental indenture under which the Debentures may have been issued, or
(iv) certain events of bankruptcy, insolvency or reorganization of SJG. In case a Debenture Event of Default has occurred and is continuing, other than one relating to bankruptcy, insolvency or reorganization of SJG, in which case the principal of, premium, if any, and any interest on, all of the Debentures shall become immediately due and payable, the Debenture Trustee or the holders of at least 25% in aggregate principal amount of the Debentures may declare the principal, together with interest accrued thereon, of all the Debentures to be due and payable; provided, however, that if a Debenture Event of Default has occurred and is continuing with respect to such Debentures and the Debenture Trustee or the holders of at least 25% in aggregate principal amount of such Debentures fail to declare the principal of the Debentures to be immediately due and payable, then, if such Debentures are held by the Issuer, the holders of at least 25% in aggregate liquidation amount of the Preferred Securities shall have such right by written notice to

SJG and the Debenture Trustee. The holders of at least a majority in aggregate principal amount of such Debentures, by notice to the Debenture Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Debenture Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of acceleration, provided that if the principal of such Debentures has been declared due and payable by the holders of the Preferred Securities, no rescission of such acceleration will be effective unless consented to by the holders of at least a majority in aggregate liquidation amount of the Preferred Securities.

  SJG will be required to furnish to the Debenture Trustee annually a statement as to the compliance by SJG with all conditions and covenants under the Indenture and the Debentures and as to any Debenture Event of Default.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

  SJG may not consolidate with or merge with or into any other person or sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, unless (i) the successor person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture all of the obligations of SJG under the Debentures and the Indenture, (ii) immediately after giving effect to such transaction, no Debenture Event of Default, and no event which after notice or lapse of time or both would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions prescribed in the Indenture are met.

DEFEASANCE AND DISCHARGE

  Under the terms of the Indenture, SJG will be discharged from any and all obligations in respect of the Debentures if SJG (i) deposits with the Debenture Trustee, in trust, (a) cash and/or (b) United States Government Obligations (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay all the principal of, premium, if any, and interest on, the Debentures on the dates such payments are due in accordance with the terms of such Debentures and (ii) complies with other provisions described in the Indenture.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

  Subject to the provisions of the Indenture relating to its duties, the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of any Debentures or the holders of the Preferred Securities, unless such holders shall have offered to the Debenture Trustee reasonable security and indemnity (including reasonable counsel fees). Subject to such provision for indemnification, the holders of at least a majority in aggregate principal amount of Debentures affected or the holders of at least a majority in aggregate liquidation amount of the Preferred Securities, as applicable, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee with respect to the Debentures or exercising any trust or power conferred on the Debenture Trustee.

  The Indenture will contain limitations on the right of the Debenture Trustee, as a creditor of SJG, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Debenture Trustee may be deemed to have a conflicting interest and may be required to resign as Debenture Trustee if at the time of a Debenture Event of Default (i) it is a creditor of SJG or
(ii) there is a default under either of the indentures referred to below.

  The Debenture Trustee is also Indenture Trustee under SJG's Indenture dated October 1, 1947 with respect to SJG's First Mortgage Bonds and SJG's Indenture dated January 31, 1995 with respect to SJG's 8.60% Debenture Notes.

GOVERNING LAW

  The Indenture will be governed by and construed in accordance with the laws of the State of New Jersey.

                 RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                       THE DEBENTURES AND THE GUARANTEE

  Payments of Distributions and redemption and liquidation payments due on Preferred Securities (to the extent the Issuer has funds available for such payments) will be guaranteed by SJG as and to the extent set forth under "Description of the Guarantee." No single document executed by SJG in connection with the issuance of Preferred Securities will provide for SJG's full, irrevocable and unconditional guarantee of the Preferred Securities. It is only the combined operation of SJG's obligations under the Guarantee, the Trust Agreement, the Debentures and the Indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities.

  A holder of any Preferred Security may institute a legal proceeding directly against SJG to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

  As long as SJG makes payments of interest and other payments when due on the Debentures, such payments will be sufficient to cover the payment of Distributions and redemption and liquidation payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of such Debentures will be equal to the sum of the aggregate liquidation amount of the Preferred Securities and Common Securities, (ii) the interest rate and interest and other payment dates on Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities,
(iii) the Trust Agreement provides that SJG shall pay for all and any costs, expenses and liabilities of the Issuer of the Preferred Securities except the Issuer's obligations under the Preferred Securities, and (iv) the Trust Agreement provides that the Issuer will not engage in any activity that is inconsistent with the limited purposes of the Issuer. If and to the extent that SJG does not make payments on any Debentures, the Issuer will not have funds available to make payments of Distributions or other amounts due on the corresponding Preferred Securities.

  A principal difference between the rights of a holder of a Preferred Security (which represents an undivided beneficial interest in the assets of the Issuer) and a holder of a Debenture is that a holder of a Debenture will accrue, and (subject to the permissible extension of the interest payment period) is entitled to receive, interest on the principal amount of Debentures held, while a holder of Preferred Securities is entitled to receive Distributions only if and to the extent the Issuer has funds available for the payment of such Distributions.

  Upon any voluntary or involuntary termination or liquidation of the Issuer not involving a distribution of the Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary liquidation or bankruptcy of SJG, the Issuer, as holder of the Debentures, would be a creditor of SJG, subordinated in right of payment to all Senior Indebtedness but entitled to receive payment in full of principal, premium, if any, and interest, before any stockholders of SJG receive payments or distributions. Since SJG will be the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than the Issuer's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Debentures relative to other creditors and to stockholders of SJG in the event of liquidation or bankruptcy of SJG would be substantially the same.

  A default or event of default under any Senior Indebtedness would not constitute a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Debentures provide that no payments may be made in respect of the Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any Debentures would constitute a Debenture Event of Default.

                           PROPOSED TAX LAW CHANGES

  On February 6, 1997, President Clinton proposed certain tax law changes (the "Proposed Legislation") that would, among other things, generally deny interest deductions to corporate issuers if the debt instrument has a term exceeding 15 years and is not reflected as indebtedness on such issuer's consolidated balance sheet. The Proposed Legislation is proposed to be effective for instruments issued on or after the date of "first committee action," which has not yet taken place and may not take place before the Debentures are issued. The term of the Debentures may exceed 15 years. SJG cannot predict what effect, if any, the Proposed Legislation or any other legislative proposals will have on the Debentures; however, if such proposals are adopted and apply to the Debentures, SJG might not be able to deduct interest paid on such Debentures which could, depending on the specific terms of such Debentures and the Preferred Securities, give rise to the right of SJG to redeem such Debentures and thereby cause a mandatory redemption of the Preferred Securities. Federal income tax information and consequences and redemption provisions, if any, relating to the Debentures and Preferred Securities will be discussed as applicable in the accompanying Prospectus Supplement.

                             PLAN OF DISTRIBUTION

  The Issuer may offer or sell the Preferred Securities offered hereby to one or more underwriters for public offering and sale by them. The Issuer may sell Preferred Securities as soon as practicable after effectiveness of the Registration Statement. Any such underwriter involved in the offer and sale of the Preferred Securities will be named in an accompanying Prospectus Supplement.

  Underwriters may offer and sell the Preferred Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In connection with the sale of Preferred Securities, underwriters may be deemed to have received compensation from SJG in the form of underwriting, discounts or commissions and may also receive commissions. Underwriters may sell Preferred Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from such underwriters.

  Any underwriting compensation paid by SJG on behalf of the Issuer to underwriters in connection with the offering of Preferred Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in an accompanying Prospectus Supplement. Underwriters and dealers participating in the distribution of the Preferred Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Preferred Securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Securities Act"). Underwriters and dealers may be entitled, under agreement with SJG and the Issuer, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by SJG for certain expenses.

  Underwriters and dealers may engage in transactions with, or perform services for, SJG and/or any of its affiliates in the ordinary course of business.

  The Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Preferred Securities are sold by the Issuer for public offering and sale may make a market in such Preferred Securities but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Preferred Securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any Preferred Securities.

                                 LEGAL MATTERS

  Certain legal matters will be passed upon for SJG and the Issuer by Dechert Price & Rhoads, Philadelphia, Pennsylvania, counsel to SJG and the Issuer, and by Richards, Layton & Finger, special Delaware counsel to SJG and the Issuer, and for the underwriters by Cravath, Swaine & Moore, New York, New York, who may rely on the opinion of Dechert Price & Rhoads as to matters of New Jersey law and on the opinion of Richards, Layton & Finger as to matters of Delaware Law.

                             ACCOUNTING TREATMENT

  The financial statements of the Issuer will be consolidated with SJG's financial statements pursuant to SAB 53, with the Preferred Securities issued by the Issuer shown on SJG's consolidated financial statements as company-obligated mandatorily redeemable preferred securities of a subsidiary trust holding solely the Debentures. SJG's financial statements will include a footnote that discloses, among other things, that the sole asset of the Issuer included therein consists of the Debentures and will specify the principal amount, interest rate and maturity date of the Debentures.

                                    EXPERTS

  The financial statements and related financial statement schedules of SJG incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, for the periods indicated in their report thereon which is included in SJG's Registration Statement on Form 10. The financial statements and related financial statement schedules audited by Deloitte & Touche LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

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  UNTIL THE TWENTY-FIFTH DAY FOLLOWING THE DATE HEREOF ALL DEALERS EFFECTING
TRANSACTIONS IN THE PREFERRED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER, SJG OR SJI SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                ---------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                            PAGE
                                                                            ----
Risk Factors...............................................................  S-4
SJG Capital Trust..........................................................  S-6
South Jersey Gas Company...................................................  S-7
Use of Proceeds............................................................  S-8
Capitalization.............................................................  S-8
Certain Terms of the Preferred Securities..................................  S-9
Certain Terms of the Debentures............................................ S-11
United States Taxation..................................................... S-12
Underwriting............................................................... S-15

                                  PROSPECTUS

Statement of Available Information.........................................   2
Incorporation of Certain Documents by Reference............................   2
The Issuer.................................................................   2
South Jersey Gas Company...................................................   4
Use of Proceeds............................................................   4
Description of the Preferred Securities....................................   4
Description of the Guarantee...............................................  13
Description of the Debentures..............................................  16
Relationship Among the Preferred Securities, the Debentures and the
 Guarantee.................................................................  20
Proposed Tax Law Changes...................................................  21
Plan of Distribution.......................................................  21
Legal Matters..............................................................  21
Accounting Treatment.......................................................  22
Experts....................................................................  22

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                          TRUST PREFERRED SECURITIES
                               SJG CAPITAL TRUST

                             % PREFERRED SECURITIES

                           GUARANTEED TO THE EXTENT
                     SJG CAPITAL TRUST HAS AVAILABLE FUNDS
                            AS SET FORTH HEREIN BY



                                     LOGO


                           PAINEWEBBER INCORPORATED

                      PRUDENTIAL SECURITIES INCORPORATED

                      REPRESENTATIVES OF THE UNDERWRITERS
                             PROSPECTUS SUPPLEMENT



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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     SEC Registration Fee..................................  $ 10,606
     Legal Fees and Expenses...............................   190,000
     Accounting Fees and Expenses..........................    25,000
     Rating Agency Fees....................................    50,000
     Printing and Certificate Engraving....................    24,500
     Stock Exchange Listing Fees...........................    14,750
     Miscellaneous (including Blue Sky Fees and Expenses)..    35,144
     Total.................................................  $350,000
                                                             ========

  Each amount set forth above, except for the SEC registration fee, is estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 14A:3-5 of the New Jersey Business Corporation Act, SJG:

  (1) has power to indemnify each director and officer of SJG (as well as its employees and agents) against expenses and liabilities in connection with any proceeding involving him by reason of his being or having been such director or officer, other than a proceeding by or in the right of SJG, if (a) such director of officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SJG, and (b) with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful;

  (2) has power to indemnify each director and officer of SJG against expenses in connection with any proceeding by or in the right of SJG to procure a judgment in its favor which involves such director or officer by reason of his being or having been such director or officer, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of SJG; however, in such proceeding no indemnification may be provided in respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to SJG, unless and only to the extent that the court determines that the director or officer is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper;

  (3) must indemnify each director and officer against expenses to the extent that he has been successful on the merits or otherwise in any proceeding referred to in (1) and (2) above or in defense of any claim, issue or matter therein; and

  (4) has power to purchase and maintain insurance on behalf of a director or officer against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a director or officer, whether or not SJG would have the power to indemnify him against such expenses and liabilities under the statute.

     As used in the statute, "expenses" means reasonable costs, disbursements and counsel fees, "liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties, and "proceedings" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

     Indemnification may be awarded by a court under (1) or (2) as well as under
(3) above, notwithstanding a prior determination by SJG that the director or officer has not met the applicable standard of conduct.

     Indemnification under the statute does not exclude any other rights to which a director or officer may be entitled under a certificate of incorporation, by-law, or otherwise.

     Article VII of SJG's Bylaws provides, in pertinent part, as follows:

  (1) SJG shall indemnify any corporate agent against his expenses and liabilities in connection with any proceedings involving the corporate agent by reason of his being or having been such a corporate agent to the extent that (a) such corporate agent is not otherwise indemnified; and (b) the power to do so has been or may be granted by statute; and for this purpose the Board of Directors of SJG may, and on request of any such corporate agent shall be required to, determine in each case whether or not the applicable standards in any such statute have been met, or such determination shall be made by independent legal counsel if the Board so directs or if the Board is not empowered by statute to make such determination;

  (2) to the extent that the power to do so has been or may be granted by statute, SJG shall pay expenses incurred by a corporate agent in connection with a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of such corporate agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified as provided by statute;

  (3) the indemnification provided in SJG's Bylaws shall not be exclusive of any other rights to which a corporate agent may be entitled, both as to any action in his official capacity or as to any action in another capacity while holding such office, and shall inure to the benefits of the heirs, executors, or administrators of any such corporate agent; and

  (4) the Board of Directors of SJG shall have the power to (a) purchase and maintain, at SJG's expense, insurance on behalf of SJG and on behalf of others to the extent that power to do so has been or may be granted by statute and (b) give other indemnification to the extent permitted by law.

     SJG, as sponsor, has agreed to indemnify the Issuer Trustees for, and to hold the Issuer Trustees harmless against, any loss, damage, claims, liability, penalty or expense incurred without negligence or bad faith on the part of any Issuer Trustee, arising out of or in connection with the acceptance or administration of the Trust Agreement, including the costs of expenses of any Issuer Trustee of defending itself against any claim or liability in connection with the exercise and performance of any of its powers or duties under the Trust Agreement.

     The Company maintains and pays all premiums on directors and officers liability insurance policies with a primary liability limit of $25,000,000.

     Pursuant to Section 7.06 of the Trust Agreement, SJG has agreed to indemnify and hold harmless each of the Issuer Trustees against any and all loss, damage, claims, liability, penalty or expense, including taxes (other than taxes based on the income of such Issuer Trustee) incurred without its own negligent action, its own negligent failure to act or its own wilful misconduct (or in the case of the Administrative Trustee, incurred without gross negligence or bad faith), arising out of or in connection with the acceptance or administration of the Trust Agreement, including any costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.


ITEM 16.   EXHIBITS.

Exhibit No.                            Exhibit Description
----------  --------------------------------------------------------------------
** 1(a)     Form of Underwriting Agreement.

** 3(a)     Certificate of Trust for SJG Capital Trust.

** 3(b)     Trust Agreement of SJG Capital Trust.

** 3(c)     Form of Amended and Restated Trust Agreement for SJG Capital Trust.

 EXHIBIT NO.                           EXHIBIT DESCRIPTION
------------ ------------------------------------------------------------------
** 4(a)     Form of Preferred Security Certificate for SJG Capital Trust.

** 4(b)     Form of Deferrable Interest Subordinated Debenture.

** 4(c)     Form of Deferrable Interest Subordinated Debenture Indenture.

** 4(d)     Form of Guarantee Agreement between South Jersey Gas Company and SJG
            Capital Trust.

   4(e)     First Mortgage Indenture dated as of October 1, 1947 between South
            Jersey Gas Company and Guarantee Bank and Trust Company and succeeded by The Bank of New York, as Trustee, incorporated herein by reference to Exhibit 4(b)(i) to Form 10-K report of South Jersey
            Industries, Inc. ("SJI") for 1987.

   4(f)     Sixteenth Supplemental Indenture dated as of April 1, 1988 between
            South Jersey Gas Company and the Trustee, incorporated herein by reference to Exhibit 4(b)(xv) to Form 10-Q report of SJI for quarter ended March 31, 1988.

   4(g)     Seventeenth Supplemental Indenture dated as of May 1, 1989 between
            South Jersey Gas Company and the Trustee, incorporated herein by reference to Exhibit 4(b)(xv) to Form 10-K report of SJI for 1989.

   4(h)     Eighteenth Supplemental Indenture dated as of March 1, 1990 between
            South Jersey Gas Company and the Trustee, incorporated herein by reference to Exhibit 4(e) to Form S-3 of SJI, Registration No. 33-
            36581.

   4(i)     Nineteenth Supplemental Indenture dated as of April 1, 1992 between
            South Jersey Gas Company and the Trustee, incorporated herein by reference to Exhibit 4(b)(xvii) to Form 10-K report of SJI for 1992.

   4(j)     Twentieth Supplemental Indenture dated as of June 1, 1992 between
            South Jersey Gas Company and the Trustee, incorporated herein by reference to Exhibit 4(b)(xviii) to Form 10-K report of SJI for 1993.

   4(k)     Indenture dated as of January 31, 1995 between South Jersey Gas
            Company and New Jersey National Bank, succeeded by The Bank of New
            York (NJ), as Trustee, incorporated herein by reference to Exhibit
            4(c) to Form 10-K of SJI for 1994.

** 5(a)     Opinion of Dechert Price & Rhoads (see page II-8 hereof).

** 5(b)     Opinion of Richards Layton & Finger, P.A., special Delaware counsel
            (see page II-9 hereof).

**   8      Opinion of Dechert Price & Rhoads as to tax matters (included in
            Exhibit 5(a)).

** 12(a)    Computations of Ratios of Earnings to Fixed Charges.

** 12(b)    Computations of Ratios of Earnings to Combined Fixed Charges plus
            Preferred Securities Dividend Requirements.

** 23(a)    Consent of Deloitte & Touche LLP (see page II-11 hereof).

** 23(b)    Consent of Dechert Price & Rhoads (included in Exhibit 5(a)).

** 23(c)    Consent of Richards Layton & Finger, P.A. (included in Exhibit 5
            (b)).

**  24      Power of Attorney of Directors and Officers of South Jersey Gas
            Company (see Page II-6 hereof).

 EXHIBIT NO.                            EXHIBIT DESCRIPTION
------------ -------------------------------------------------------------------
** 25(a)    Statement of Eligibility under the Trust Indenture Act of 1939 of
            The Bank of New York, as Indenture Trustee under the Deferrable
            Interest Subordinated Debenture Indenture.

** 25(b)    Statement of Eligibility under the Trust Indenture Act of 1939 of
            The Bank of New York, as Property Trustee under the Amended and
            Restated Trust Agreement.

** 25(c)    Statement of Eligibility under the Trust Indenture Act of 1939 of
            The Bank of New York, as Guarantee Trustee under the Guarantee
            Agreement.

---------------------
** Previously filed.

ITEM 17.  UNDERTAKINGS.

A.  Undertaking required by Item 512(a) of Regulation S-K.
    -----------------------------------------------------
    Each Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


B.  Undertaking required by Item 512(b) of Regulation S-K.
    -----------------------------------------------------

    Each Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of South Jersey Industries, Inc.'s ("SJI") annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Undertaking required by Item 512(f) of Regulation S-K.
    -----------------------------------------------------

    Each Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

D.  Undertaking required by Item 512(h) of Regulation S-K.
    -----------------------------------------------------

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

E.  Undertaking required by Item 512(i) of Regulation S-K.
    -----------------------------------------------------
    Each Registrant hereby undertakes that:

    (1) For purposes of determining the liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, SJG Capital Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Folsom, New Jersey, on the 17th day of April, 1997.


                                   SJG CAPITAL TRUST

                                   By:  SOUTH JERSEY GAS COMPANY, as Sponsor

                                        By:   /s/ GEORGE L. BAULIG
                                             ----------------------------------
                                                  George L. Baulig, Secretary

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, South Jersey Gas Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Folsom, New Jersey, on the 17th day of April, 1997.


                                   SOUTH JERSEY GAS COMPANY

                                        By:   /s/ GEORGE L. BAULIG
                                             ---------------------------------
                                                  George L. Baulig, Secretary

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         NAME                 TITLE             DATE              SIGNATURE
         ----                 -----             ----              ---------

W. F. Ryan              President, Chief   April 17, 1997             *
                                                               --------------
                        Executive
                        Officer and
                        Chairman of the
                        Board of
                        Directors

     NAME                    TITLE             DATE              SIGNATURE
     ----                    -----             ----              ---------
G. S. Levitt            Executive Vice     April 17, 1997            *
                                                               --------------
                        President (Chief
                        Financial
                        Officer)

W. J. Smethurst, Jr.    Vice President     April 17, 1997            *
                                                               --------------
                        and Treasurer
                        (Chief
                        Accounting
                        Officer)

F. L. Bradley, Jr.      Director           April 17, 1997            *
                                                               --------------

A. G. Dickson           Director           April 17, 1997            *
                                                               --------------

R. L. Dunham            Director           April 17, 1997            *
                                                               --------------

P. M. Mitchell          Director           April 17, 1997            *
                                                               --------------

J. Neall                Director           April 17, 1997            *
                                                               --------------

S. M. Vioni             Director           April 17, 1997            *
                                                               --------------

*By: /s/ GEORGE L. BAULIG
     --------------------
     George L. Baulig
     Attorney-in-Fact

                                 EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of SJG Capital Trust and South Jersey Gas Company on Form S-3 of our report dated February 19, 1997 appearing in the Registration Statement on Form 10 of
South Jersey Gas Company, and to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania


April 16, 1997
                                     II-8

                                 EXHIBIT INDEX

Exhibit Numbers are in accordance with the Exhibit Table in Item 601 of Regulation S-K:

 Exhibit No.                                 Exhibit Description                                 Page
------------   -------------------------------------------------------------------------------  -------
 ** 1(a)       Form of Underwriting Agreement.................................................   *

 ** 3(a)       Certificate of Trust for SJG Capital Trust.....................................   *

 ** 3(b)       Trust Agreement of SJG Capital Trust...........................................   *

 ** 3(c)       Form of Amended and Restated Trust Agreement for SJG Capital Trust.............   *

 ** 4(a)       Form of Preferred Security Certificate for SJG Capital Trust...................   *

 ** 4(b)       Form of Deferrable Interest Subordinated Debenture.............................   *

 ** 4(c)       Form of Deferrable Interest Subordinated Debenture Indenture...................   *

 ** 4(d)       Form of Guarantee Agreement between South Jersey Gas Company and SJG
               Capital Trust..................................................................   *

    4(e)       First Mortgage Indenture dated as of October 1, 1947 between South Jersey Gas
               Company and Guarantee Bank and Trust Company and succeeded by The Bank of New York, as Trustee, incorporated herein by reference to Exhibit 4(b)(i) to
               Form 10-K report of South Jersey Industries, Inc. ("SJI")  for 1987............   *

    4(f)       Sixteenth Supplemental Indenture dated as of April 1, 1988 between South
               Jersey Gas Company and the Trustee, incorporated herein by reference to
               Exhibit 4(b)(xv) to Form 10-Q report of SJI for quarter ended March 31, 1988...   *

    4(g)       Seventeenth Supplemental Indenture dated as of May 1, 1989 between South
               Jersey Gas Company and the Trustee, incorporated herein by reference to
               Exhibit 4(b)(xv) to Form 10-K report of SJI for 1989...........................   *

    4(h)       Eighteenth Supplemental Indenture dated as of March 1, 1990 between South
               Jersey Gas Company and the Trustee, incorporated herein by reference to
               Exhibit 4(e) to Form S-3 of SJI, Registration No. 33-36581.....................   *

    4(i)       Nineteenth Supplemental Indenture dated as of April 1, 1992 between South
               Jersey Gas Company and the Trustee, incorporated herein by reference to
               Exhibit 4(b)(xvii) to Form 10-K report of SJI for 1992.........................   *

    4(j)       Twentieth Supplemental Indenture dated as of June 1, 1992 between South
               Jersey Gas Company and the Trustee, incorporated herein by reference to
               Exhibit 4(b)(xviii) to Form 10-K report of SJI for 1993........................   *

    4(k)       Indenture dated as of January 31, 1995 between South Jersey Gas Company and
               New Jersey National Bank, succeeded by The Bank of New York (NJ), as
               Trustee, incorporated herein by reference to Exhibit 4(c) to Form 10-K of SJI     *
               for 1994.......................................................................

 ** 5(a)       Opinion of Dechert Price & Rhoads..............................................   *

 ** 5(b)       Opinion of Richards Layton & Finger, P.A., special Delaware counsel............   *

 ** 8          Opinion of Dechert Price & Rhoads as to tax matters (included in Exhibit 5(a)).   *

** 12(a)       Computations of Ratios of Earnings to Fixed Charges.............................     *

** 12(b)       Computations of Ratios of Earnings to Combined Fixed Charges plus Preferred
               Securities Dividend Requirements................................................     *

   23(a)       Consent of Deloitte & Touche LLP (see page II-8 hereof).........................     *

** 23(b)       Consent of Dechert Price & Rhoads (included in Exhibit 5(a))....................     *

** 23(c)       Consent of Richards Layton & Finger, P.A. (included in Exhibit 5 (b))...........     *

**  24         Power of Attorney of Directors and Officers of South Jersey Gas Company.........     *

** 25(a)       Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of
               New York, as Indenture trustee under the Deferrable Interest Subordinated
               Debenture Indenture.............................................................     *

** 25(b)       Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of
               New York, as Property Trustee under the Amended and Restated Trust
               Agreement.......................................................................     *

** 25(c)       Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of
               New York, as Guarantee Trustee under the Guarantee Agreement....................     *

*  Not applicable.
** Previously filed.